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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Investors Real Estate Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

INVESTORS REAL ESTATE TRUST 1400 31st Ave SW, Suite 60 PO Box 1988 Minot, ND 58702-1988

August 3, 2015

Dear Fellow Shareholders:

It is a pleasure to invite you to attend the 45th Annual Meeting of Shareholders of Investors Real Estate Trust (the "Company") to be held on Tuesday, September 15, 2015, at 9:00 a.m. CDT, at the Grand Hotel, 1505 North Broadway, Minot, North Dakota.

At the annual meeting, you will be asked to vote on the following items: (i) the election of the nine nominees named in the Proxy Statement as trustees of the Company, each for a term of one year and until his or her successor is duly elected and qualified; (ii) an advisory vote on executive compensation; (iii) the approval of the 2015 Incentive Award Plan; (iv) the ratification of Grant Thornton LLP as the Company's independent auditor for the current fiscal year; and (v) such other matters as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof. The annual meeting will also feature a report on the operations of the Company, followed by a question and answer period. After the annual meeting, you will have the opportunity to speak informally with the trustees and officers of the Company.

The Board of Trustees recommends that you vote to (i) elect the nine trustee nominees named in the Proxy Statement; (ii) approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; (iii) approve the 2015 Incentive Award Plan; and (iv) ratify the appointment of Grant Thornton LLP as the Company's independent auditor for the current fiscal year.

Information about the annual meeting and the formal business to be acted on by our shareholders is included in the Notice of Annual Meeting and the Proxy Statement that follow. Our 2015 proxy materials and 2015 Annual Report are available online at www.proxyvote.com.

On or about August 3, 2015, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement and our 2015 Annual Report and vote online. The notice also included instructions on how to receive a paper copy of the annual meeting materials, including the notice of annual meeting, the Proxy Statement and a proxy card. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed, beginning August 3, 2015, paper copies of our proxy materials and a proxy card or voting form. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to our 2015 Annual Report and the Proxy Statement on the Internet, both of which are available at www.proxyvote.com. If you received your annual meeting materials by mail, the notice of annual meeting, the Proxy Statement and a proxy card from our Board of Trustees were enclosed.

Please refer to the Proxy Statement for detailed information on each of the proposals and the annual meeting. Your shareholder vote is important, and I encourage you to vote promptly. I look forward to seeing you at the annual meeting.

Sincerely, INVESTORS REAL ESTATE TRUST
Timothy P. Mihalick President and Chief Executive Officer

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 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday, September 15, 2015, at 9:00 a.m. CDT

Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Investors Real Estate Trust (the "Company") will be held on Tuesday, September 15, 2015, at 9:00 a.m. CDT, at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, 58703, for the following purposes:

  1.
  To elect the nine nominees named in the Proxy Statement as trustees of the Company, each for a term of one year expiring at the 2016 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified,

  2.
  To hold an advisory vote on executive compensation (the "say on pay vote"),

  3.
  To approve the 2015 Incentive Award Plan,

  4.
  To ratify Grant Thornton LLP as the Company's independent auditor for the current fiscal year, and

  5.
  To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

These items are described in the Proxy Statement. We have not received notice of other matters that may properly be presented at the Annual Meeting.

The Company's Board of Trustees has fixed the close of business on July 17, 2015, as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Investors Real Estate Trust's 2015 Annual Meeting of Shareholders to be held on September 15, 2015: The 2015 proxy materials and 2015 Annual Report are available at www.proxyvote.com.

By Order of the Board of Trustees,
Joy S. Newborg Secretary and Associate General Counsel

Minot, North Dakota
August 3, 2015

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by one of the following methods: vote by proxy over the Internet, by telephone or, if you received your annual meeting materials by mail, by using your proxy card; or vote in person at the Annual Meeting. Any proxy may be revoked in the manner described in the Proxy Statement at any time prior to its exercise at the Annual Meeting.

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INVESTORS REAL ESTATE TRUST

1400 31st Avenue SW, Suite 60
PO Box 1988
Minot, ND 58702-1988
Telephone: (701) 837-4738
Fax: (701) 838-7785

PROXY STATEMENT

August 3, 2015

Proxies are solicited by the Board of Trustees (the "Board" or "Board of Trustees") of Investors Real Estate Trust, a North Dakota real estate investment trust (the "Company"), for use at the 2015 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Tuesday, September 15, 2015, at 9:00 a.m. CDT. The Annual Meeting will be held at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, 58703. Only the holders of record of the Company's common shares of beneficial interest, no par value ("Shares" or "common shares"), at the close of business on July 17, 2015 (the "Record Date"), are entitled to vote at the Annual Meeting. The holders of the Company's 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (the "Series A Preferred Shares"), and the holders of the Company's 7.95% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (the "Series B Preferred Shares"), are not entitled to vote at the Annual Meeting. As of the close of business on July 17, 2015, the Company had 125,519,557 Shares issued and outstanding, each of which is entitled to one vote at the Annual Meeting. Thirty-three and one-third percent of the Shares outstanding on the Record Date must be present in person or represented by proxy to have a quorum.

The cost of soliciting proxies will be borne by the Company. The Company has engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 ("Morrow") to assist with the solicitation of proxies. The Company will pay Morrow a fee of $8,000 plus reimbursement of out-of-pocket expenses and disbursements currently estimated at an additional $6,000, with the final amount of such disbursements depending on the level of services actually provided. Trustees, officers and employees of the Company may, without additional compensation, solicit proxies by mail, email and/or telephone.

The Company is furnishing proxy materials to its shareholders primarily via the Internet. On or about August 3, 2015, the Company mailed to its shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Company's proxy materials, including the 2015 Proxy Statement and the 2015 Annual Report. The Notice of Internet Availability also instructs shareholders on how to access the proxy card to be able to vote through the Internet, by mail or in person. Certain shareholders, in accordance with their prior requests or by decision of the Company, have received e-mail notification of how to access the proxy materials and vote via the Internet, or, beginning August 3, 2015, have been mailed paper copies of the Company's proxy materials and a proxy card or voting form.

Internet distribution of the Company's proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company's proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

The Company will request banks, brokerage houses and other institutions, nominees or fiduciaries to forward the proxy materials to the beneficial owners of Shares and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to the beneficial owners. If a shareholder is a participant in the Company's Distribution Reinvestment and Share Purchase Plan (the "DRSP Plan"), the proxy represents a voting instruction as to the number of full Shares in such shareholder's DRSP Plan account, as well as any Shares held directly by the shareholder.

You may vote your Shares at the Annual Meeting in person. If you cannot attend the Annual Meeting in person, or you wish to have your Shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. In order to vote on the Internet, you must first go to www.proxyvote.com, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

In order to vote by telephone, you must call 1-800-690-6903, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

To vote by mail using a proxy card, you must sign, date and mail the proxy card in the envelope provided. You may request a proxy card as instructed in the Notice of Internet Availability of Proxy Materials.

To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

All properly executed or authorized proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. If no vote is specified on such a proxy, or no vote is specified as to a particular proposal, the Shares represented by such proxy as to such no vote will be voted FOR the election of each of the nine trustee nominees, FOR the advisory approval of named executive officer compensation, FOR the approval of the 2015 Incentive Award Plan, and FOR the ratification of the selection of Grant Thornton LLP as the Company's independent auditor for the current fiscal year. If other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The Company has not received notice of other matters that may properly be presented for voting at the Annual Meeting.

Brokerage firms have authority to vote clients' unvoted shares on some "routine" matters. When a brokerage firm votes its clients' unvoted shares on routine matters, these shares are counted and are used to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients' unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved, but will be counted for purposes of determining the existence of a quorum to conduct business at the meeting.

The Company's proposal to ratify the selection of its independent auditor (Proposal 4) is considered a routine matter, but the election of trustees (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the approval of the 2015 Incentive Award Plan (Proposal 3) are not. Thus, if you hold your Shares in street name and you do not instruct your bank or broker how to vote in the election of trustees (Proposal 1), on the advisory vote on executive compensation (Proposal 2), or the approval of the 2015 Incentive Award Plan (Proposal 3), no votes will be cast on your behalf for such proposals. Your bank or broker will, however, continue to have discretion to vote any uninstructed Shares on the ratification of the appointment of the Company's independent auditor (Proposal 4). Accordingly, if you hold your Shares in street name in a bank or brokerage account, it is critical that you cast your vote if you want it to count in the election of trustees, in the advisory vote on executive compensation, and the approval of the 2015 Incentive Award Plan.

Shares entitled to vote but which, at the direction of the beneficial owner, are not voted on one or more matters ("abstentions") will be counted for the purpose of determining whether there is a quorum for the transaction of business at the 2015 Annual Meeting. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers (broker non-votes) are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the nine trustee nominees (Proposal 1); to approve, on an advisory basis, the compensation of the named executive officers (Proposal 2); to approve the 2015 Incentive Award Plan (Proposal 3); and to ratify the selection of Grant Thornton LLP as the Company's independent auditor (Proposal 4). If brokers and banks vote on their clients' behalf as directed to do so, such votes will affect the proposals as voted (either for or against). If brokers and banks do not receive voting instructions from their clients and, accordingly, do not vote on their clients' behalf, such broker non-votes will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved. Abstentions will have the effect of a vote against the proposals.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before polls close at the Annual Meeting by delivering to Joy S. Newborg, the Secretary and Associate General Counsel of the Company, a written notice of revocation or a duly executed proxy bearing a later date, by authorizing a subsequent proxy by telephone or through the designated Internet site, or by attending the Annual Meeting and voting in person. If your shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions on how to revoke your proxy.

The Company's principal executive offices are located at 1400 31st Avenue SW, Suite 60, Minot, North Dakota, 58701. The Company's telephone number is (701) 837-4738 and facsimile number is (701) 838-7785.

 PROPOSAL 1: ELECTION OF TRUSTEES

Description of Proposal

The Articles of Amendment and Third Restated Declaration of Trust of the Company (the "Declaration of Trust") provides that the Board of Trustees shall be comprised of not less than five nor more than fifteen trustees. The Board currently consists of nine trustees.

Jeffrey P. Caira, Linda J. Hall, Terrance P. Maxwell, Timothy P. Mihalick, Jeffrey L. Miller, Pamela J. Moret, Stephen L. Stenehjem, John D. Stewart and Jeffrey K. Woodbury have been nominated for election as trustees at the Annual Meeting, to serve for a term of one year (expiring at the 2016 Annual Meeting of Shareholders) and until their successors are duly elected and qualified.

All the nominees are presently serving as trustees of the Board, and were recommended for nomination for re-election by the Nominating and Governance Committee.

In the unanticipated event that any nominee should become unavailable for election, the persons named as proxies on the proxy card will have discretionary authority to vote pursuant to the proxy card for a substitute nominee nominated by the Board, or the Board, on the recommendation of the Nominating and Governance Committee, may reduce the size of the Board and number of nominees.

Voting Matters

The affirmative vote of a majority of the votes of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the nine trustee nominees.

Vote Recommended

The Board recommends that shareholders vote FOR Ms. Linda J. Hall, Ms. Pamela J. Moret and Messrs. Jeffrey P. Caira, Terrance P. Maxwell, Timothy P. Mihalick, Jeffrey L. Miller, Stephen L. Stenehjem, John D. Stewart and Jeffrey K. Woodbury.

Nominees

The following table sets forth the names of and biographical information regarding each of the nominees, including their age as of July 1, 2015, principal occupation, the year they each first became a trustee, their current Board committee memberships, and the experience, qualifications, attributes and skills that have led the Board to conclude that these nominees should serve as trustees of the Company.

Nominee	Principal Occupation and Summary Biography	Age	Trustee Since	Board Committee Membership

Jeffrey P. Caira

Former Director — Co-Portfolio Manager with AEW Capital Management

Jeffrey P. Caira has served as a trustee of the Company since June 23, 2015. Mr. Caira has over 30 years of experience in the real estate industry. From 2003 to 2013, he served in various positions at AEW Capital Management, lastly as Director — Co-Portfolio Manager of the North American Diversified Strategy, a multi-billion dollar real estate securities portfolio, before retiring. Prior to that, Mr. Caira served as a Vice President-Portfolio Manager and Senior Analyst for Pioneer Investment Management, Inc. from 2000 to 2003, managing the U.S. real estate sector fund; and Vice-President — Senior Equity Research Analyst for RBC Dain Rauscher, Inc. (formerly Tucker Anthony) from 1998 to 2000, covering equity REITs. Currently, he serves on the Board of Directors for Riverway Condominium Trust. Mr. Caira graduated from the University of Notre Dame and holds an M.B.A. from the Kellogg School of Management. He is a licensed real estate broker in the Commonwealth of Massachusetts.

Mr. Caira brings the following experience, qualifications, attributes and skills to the Board: general business management, portfolio management, portfolio valuation and analysis of public securities and real estate, capital markets, investment banking, finance, strategic planning, property management and property acquisition experience from his over thirty years in the real estate industry; insight into governance and management best practices from over ten years of serving on boards of various non-profit organizations; and extensive business and personal contacts in the real estate and investment banking fields.

		58	2015	Nominating and Governance

Linda J. Hall

Entrepreneur-in-Residence, Carlson School of Management, University of Minnesota; Consultant

Linda J. Hall, PhD has served as a trustee of the Company since September 21, 2011. Since 2008, Ms. Hall has been Entrepreneur-in-Residence at the Carlson School of Management, University of Minnesota. Ms. Hall has 42 years of executive experience in the manufacturing and service sectors, including healthcare, venture capital financing, employee benefit, and teaching. During her career, she has launched 14 start-up companies as an executive, director or consultant, including three inside $1 billion plus companies. Ms. Hall also has 20 years of experience serving on the boards of privately held and publicly reporting companies in the United States and Europe, including serving as the chair of compensation, compliance, governance and nominating committees and as a member of audit committees. Ms. Hall currently serves on the boards of Amedisys (NASDAQ: AMED), Ascension Health Ventures and DentaQuest. She previously served on the boards of three publicly held companies: Health Fitness Corporation (NASDAQ:HFIT) from 2001 until it was acquired in 2010, MTS Systems Corporation (NASDAQ:MTS) from 1995 to 2006, and August Technology (NASDAQ:AUGT) from 2002 until it was acquired in 2006. She also previously served on the board of a privately held European company Laastari/R Clinic from 2010 to 2015. She is a Phi Beta Kappa graduate of the University of Michigan, and received a PhD from the University of Minnesota.

Ms. Hall brings the following experience, qualifications, attributes and skills to the Board: general business management, healthcare industry, marketing strategy and strategic planning experience from her executive-level positions with public and private companies, and extensive experience with corporate governance and compensation practices from her service on numerous non-profit, private and public company boards of directors.

		66	2011	Compensation (Chair); Nominating and Governance

Nominee	Principal Occupation and Summary Biography	Age	Trustee Since	Board Committee Membership

Terrance P. Maxwell

Chief Financial Officer, Managing Director and member of the Executive Committee of Robert W. Baird & Co. Incorporated

Terrance P. Maxwell has served as a trustee of the Company since November 6, 2013. Mr. Maxwell has been the Chief Financial Officer since March 2015 and a Managing Director and member of the Executive Committee since May 2014 of Robert W. Baird & Co. Incorporated ("Baird"), an employee-owned, international wealth management, capital markets, private equity and asset management firm with offices in the United States, Europe and Asia. Prior to this, he had served in several positions at Baird, including Director of Corporate Development and Strategic Investment from May 2014 until March 2015 and head of Investment Banking from 1997 to 2006, and has served on the board of Baird and a number of Baird-affiliated companies. From March 2011 through May 2012, Mr. Maxwell provided management consulting services to and/or served on the board of Flatirons Solutions Corporation, a Baird private equity portfolio company. From August 2006 through May 2010, and again from August 2011 through May 2014, Mr. Maxwell was a Lecturer at the University of Wisconsin-Madison, where he taught courses on corporate financing, corporate restructuring, investment banking and mergers and acquisitions. From January 2012 through September 2013, he served as co-CEO of a start-up company, The Art Commission, LLC, and served as a director until July 2015. Currently, Mr. Maxwell is a member of the board of the Greenhouse Funds, an independent asset management company in which Baird has a strategic investment. Mr. Maxwell received an M.B.A. from the Kellogg School of Management at Northwestern University.

Mr. Maxwell brings the following experience, qualifications, attributes and skills to the Board: general business management, capital markets, investment banking, finance and strategic planning experience from his over twenty years in investment banking at Baird; insight into governance and management best practices from his years of advising boards on strategic transactions and his experience as a director of various companies and non-profit organizations; and extensive business and personal contacts in the finance and investment banking fields.

		54	2013	Compensation; Nominating and Governance

Timothy P. Mihalick

President and Chief Executive Officer of the Company

Timothy P. Mihalick has served as a trustee of the Company since 1999 and has been employed by the Company since 1981. Mr. Mihalick was named the Company's President and Chief Executive Officer in September 2009, after having served as its Chief Operating Officer from 1997 to September 2009 and as a Senior Vice President of the Company since 2002. Mr. Mihalick is a former Vice President of Odell-Wentz & Associates, L.L.C., the Company's former adviser. He is active in a number of local philanthropic organizations. Mr. Mihalick received a B.A. in Business Administration, concentrating on finance and economics, from Minot State University.

Mr. Mihalick brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience from his lengthy service as an executive with the Company; extensive multi-family residential, office, medical, industrial and retail real estate industry operating, investment and development experience from his service as an executive at the Company and with Odell-Wentz & Associates; familiarity with the various real estate markets in which the Company operates through his service as an executive with the Company; and extensive personal and business contacts and familiarity with business conditions in North Dakota, one of the Company's principal markets, through his involvement in the local business community and from living and working in Minot, North Dakota for more than 30 years.

		56	1999	Executive

Nominee	Principal Occupation and Summary Biography	Age	Trustee Since	Board Committee Membership

Jeffrey L. Miller Chair

Private Investor;

Managing Partner of Miller Properties, LLP and of K&J Miller Holdings LLP, privately-held real estate limited liability partnerships

Jeffrey L. Miller has served as a trustee of the Company since 1985 and as Chair of the Board of Trustees since 2002. Mr. Miller has been a private investor for the past five years and is currently the managing partner of two privately held real estate limited liability partnerships: Miller Properties, LLP and K&J Miller Holdings LLP. From 1970 to 2006, he was the President of M&S Concessions, Inc., a food service and facility-management company. From 1978 until the sale of the company in 1994, he was the President of Coca-Cola Bottling of Minot, North Dakota.

Mr. Miller brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his more than 40 years as an executive in the soft drink, food and beverage and management industries; real estate investment experience from his role as managing partner in various private real estate partnerships; a focus on shareholder interests by virtue of his significant personal investment in the Company; and in-depth familiarity with business and investment conditions in North Dakota, one of the Company's principal markets, through his involvement in the local business community and from living and working in the state for more than 40 years.

		71	1985	Chair of the Board of Trustees; Audit; Nominating and Governance; Executive (Chair)

Pamela J. Moret

Former Senior Vice President, Strategic Development, of Thrivent Financial for Lutherans ("Thrivent") (retired May 31, 2015);

Former President and Chief Executive Officer of brightpeak financial, a division of Thrivent (retired May 31, 2015)

Pamela J. Moret has served as a trustee of the Company since February 25, 2015. From 2008 until May 31, 2015, Ms. Moret served as the Senior Vice President, Strategic Development, for Thrivent, a Fortune 500 financial services non-profit headquartered in Minneapolis, Minnesota and Appleton, Wisconsin. From 2011 until May 31, 2015, she also served as the President and Chief Executive Officer of brightpeak financial, a Thrivent-owned financial services business focused on the 20- to 30-year old demographic. Prior to this, Ms. Moret was the Senior Vice President, Marketing and Products, and Chief Marketing Officer for Thrivent from 2002 to 2008, and was the President and Director of Thrivent Financial Mutual Funds from 2004 to 2009. From 1982 through 2002, Ms. Moret served in various positions with Ameriprise Financial Inc. (previously known as American Express Financial Advisors) (NYSE: AMP), a diversified financial services company, including as Chief Executive Officer of IDS Life Insurance Company from 1999 to 2002, Senior Vice President — Products Group from 1999 to 2002, and Vice President — Retail Products from 1996 to 1999. Ms. Moret has served on numerous corporate and non-profit boards, including current service as a director of Blue Cross Blue Shield of Minnesota; a trustee of the Optimum Fund Trust, a mutual fund family headquartered in Philadelphia, Pennsylvania; Chair of the Board and a director of the Bush Foundation; and a director of the Science Museum of Minnesota. Ms. Moret graduated from the University of North Dakota and holds a J.D. from George Washington University.

Ms. Moret brings the following experience, qualifications, attributes and skills to the Board: general business management, financial, marketing strategy and strategic planning experience from her executive-level positions with financial service organizations; and extensive experience with corporate governance from her service on numerous non-profit, public and private company boards of directors.

		59	2015	Audit; Compensation

Nominee	Principal Occupation and Summary Biography	Age	Trustee Since	Board Committee Membership

Stephen L. Stenehjem

Chief Executive Officer of Watford City BancShares, Inc., a bank holding company;

President & Chairman of First International Bank & Trust, Watford City, North Dakota, a state banking and trust association

Stephen L. Stenehjem has served as a trustee of the Company since 1999. Since 1992 he has been the Chief Executive Officer of Watford City BancShares, Inc., a bank holding company, and President and Chairman of First International Bank & Trust, Watford City, North Dakota, a state banking and trust association.

Mr. Stenehjem brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience through his position as chief executive of Watford City BancShares and First International Bank & Trust; in-depth experience in business investment and finance through his position as chief executive of Watford City BancShares and First International Bank & Trust; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive business and personal contacts and familiarity with business conditions in North Dakota, a principal market for the Company, through living and working in the state for over 40 years.

		60	1999	None

John D. Stewart Vice Chair

President of the Glacial Holdings group of companies

John D. Stewart has served as a trustee of the Company since 2004. Since 1992, he has been the President of the Glacial Holdings group of companies, which are engaged in multi-family residential and commercial real estate and property management. Through a number of private entities, Mr. Stewart is an investor in various business enterprises. During the past nine years, Mr. Stewart has served as the chair of the Advisory Board of the Bank of North Dakota, a director of Corridor Investors, LLC, Kalix, and the Minot Family YMCA, and as a trustee of the Oppen Family Guidance Institute. He currently serves as a director of the Command Center, Inc. (OTCQB:CCNI). Mr. Stewart was employed as a Certified Public Accountant by the accounting firms of Arthur Andersen & Co. (from 1978 to 1980) and Brady, Martz & Associates P.C. (from 1980 to 1997).

Mr. Stewart brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his position as chief executive of the Glacial Holdings group of private companies and other business investments; financial and accounting experience from his over 20 years in public accounting; experience in governance and board management through his service on the Bank of North Dakota Advisory Board and the boards of various non-profit entities; and general familiarity with business and real estate conditions in North Dakota, a principal market for the Company, through living and working in the state for over 30 years.

		58	2004	Audit; Nominating and Governance (Chair); Executive

Nominee	Principal Occupation and Summary Biography	Age	Trustee Since	Board Committee Membership

Jeffrey K. Woodbury

Vice President, Acquisitions and Development, of Woodbury Corporation, a commercial real estate company

Jeffrey K. Woodbury has served as a trustee of the Company since 2011. Since 1990, Mr. Woodbury has been Vice President of Acquisitions and Development for the Woodbury Corporation, a commercial real estate company based in Salt Lake City with a portfolio of over 13 million square feet of retail, office, hotel and industrial properties. In addition to Mr. Woodbury's more than three decades of professional experience with the legal and development aspects of commercial real estate, he has been active in a number of community organizations, including current service on the National Advisory Board of Utah Valley University, Woodbury School of Business in Orem, Utah. He has served as a director and a member of the Investment Committee of Woodbury Strategic Partners since 2010, and has been the Managing Partner and/or Manager of over seventy real estate partnerships or limited liability companies. Mr. Woodbury, who received a J.D. from Drake University Law School, is a licensed attorney admitted to the Utah State Bar.

Mr. Woodbury brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience and real estate industry investment, development, acquisition, marketing and management experience from his approximately 33 years as an officer, director and legal counsel to the Woodbury Corporation; and extensive business and personal contacts and familiarity with real estate and general business conditions in the intermountain West region of the United States, including Arizona, Colorado, Idaho, Montana, Nebraska, Nevada, Utah and Wyoming, several in which the Company owns property.

		58	2011	Audit (Chair); Compensation

CORPORATE GOVERNANCE AND BOARD MATTERS

Attendance at Board, Committee and Annual Shareholders' Meetings

During the fiscal year ended April 30, 2015, the Board held eleven meetings. All trustees are expected to attend each meeting of the Board and the committees on which they serve, and are also expected to attend each annual meeting of shareholders. No trustee attended fewer than 75% of the meetings of the Board and the committees on which they served during the past fiscal year. All trustees attended the 2014 Annual Meeting of Shareholders.

Trustee Independence

The Board of Trustees has determined that each of Jeffrey P. Caira, Linda J. Hall, Terrance P. Maxwell, Jeffrey L. Miller, Pamela J. Moret, John D. Stewart and Jeffrey K. Woodbury qualifies as an "independent director" in accordance with the listing standards (the "Standards") of the New York Stock Exchange ("NYSE"). Under the Standards, no trustee of the Company will qualify as independent unless the Board of Trustees has affirmatively determined that the trustee has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Standards specify certain relationships that are deemed to preclude a finding of independence, including, for example, employment by the Company or engaging in certain business dealings with the Company. In making these determinations, the Board reviewed and discussed information provided by the trustees and the Company with regard to each trustee's business and personal activities as they may relate to the Company and the Company's management.

With respect to Mr. Maxwell, the Board considered Mr. Maxwell's employment with Baird, which has in the past, and may in the future, perform investment banking services for the Company, and with which the Company currently has in place an at-the-market (ATM) Sales Agreement pursuant to which the Company may from time to time sell the Company's common shares, with Baird as sales agent. The Company has not issued any common shares under this program since the effective date of the ATM, August 30, 2013. The Board concluded that Mr. Maxwell's position at Baird would not create a material relationship with the Company, directly or indirectly; would not interfere with Mr. Maxwell's exercise of independent judgment in carrying out the responsibilities of a Company trustee; and that the Board is not precluded from determining that he is independent under the Standards.

In addition, as required by the Standards, the following members of the Company's Audit Committee: Ms. Moret and Messrs. Miller, Stewart and Woodbury each qualifies as "independent" under the Standards and under special standards established by the Securities and Exchange Commission ("SEC") for members of audit committees. Both Mr. Stewart and Mr. Woodbury have also been determined by the Board to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

Board Leadership Structure

As described above, the Company's Chair of the Board, Mr. Jeffrey Miller, is an independent trustee under the Standards. Mr. Miller has served as Chair of the Board since 2002. The Board of Trustees believes that the Company should maintain a Board leadership structure in which the roles of Chief Executive Officer and Chair of the Board are separate and the Chair of the Board is independent under the Standards. The Company's Governance Guidelines, adopted by the Board in July 2009 and amended in December 2010, June 2013 and March 2014, state that "the Board's general policy is that the positions of Chair of the Board and Chief Executive Officer should be held by separate persons." The separation of offices allows the Chair of the Board to focus on management of board matters, and allows the Chief Executive Officer to focus his attention on managing the Company's business. Additionally, the Company believes the separation of offices ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing the Chief Executive Officer's performance.

Board Committees

The Board has created four committees in order to more effectively direct and review the Company's operations and strategic outlook. In addition, the committees allow management to timely respond to factors affecting the ongoing operations of the Company. Management regularly consults with committee chairs to review possible actions and seek counsel. Where appropriate, the Board delegates authority to committees (within specified parameters) to finalize the execution of various Board functions.

The Board has established the following committees: Audit, Compensation, Executive, and Nominating and Governance. The present members of these committees are indicated in the preceding section of this Proxy Statement. During the fiscal year ended April 30, 2015, the Audit Committee of the Board met four times, the Compensation Committee met eight times, and the Nominating and Governance Committee met three times. The Executive Committee did not meet in fiscal year 2015.

The Audit Committee is composed of four trustees, all of whom are independent under the Standards and as defined in the rules of the SEC. Information regarding the functions performed by the Audit Committee is set forth in the "Report of the Audit Committee," contained elsewhere in this Proxy Statement. The Audit Committee is governed by a written charter that has been approved by both the Audit Committee and the Board. The Audit Committee annually reviews and assesses the adequacy of its charter. The most recent such review was carried out at the Audit Committee's meeting in March 2015.

The Compensation Committee is composed of four trustees, all of whom are independent under the Standards. The Compensation Committee recommends to the Company's independent trustees the compensation of the executive officers of the Company, approves the Company's management succession plan, recommends to the Board the compensation of Company trustees, and attends to other matters relating to executive retention and compensation. For more information, see the "Compensation Discussion and Analysis" contained elsewhere in this Proxy Statement.

The Executive Committee, which is composed of three trustees, two of whom are independent under the Standards, has all of the powers of the Board with respect to the management and affairs of the Company, subject to limitations prescribed by the Board and by North Dakota law, and may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee.

The Nominating and Governance Committee, composed of five trustees, all of whom are independent under the Standards, identifies individuals qualified to become Board members and recommends to the Board the nominees to stand for election and re-election to the Board. The Nominating and Governance Committee is responsible for reviewing the appropriate skills and characteristics required of Board members. This assessment includes consideration of the factors specified in the Nominating and Governance Committee's charter and the trustee qualification requirements of the Company's Bylaws. These factors include age (at least 21 years of age and less than 74 years of age, in accordance with the Company's Bylaws); broad leadership experience in business, government, education, public service or in other management or administrative positions; willingness and ability to apply sound and independent business judgment; loyalty to the Company and commitment to its success; commitment to enhancing shareholder value; personal integrity; and independence, as defined in applicable laws and regulations.

The Nominating and Governance Committee generally identifies trustee nominees by first evaluating the current members of the Board of Trustees willing to continue in service. Current members of the

Board with experience and skills relevant to the Company's business and willing to continue in service are considered for re-nomination. If any current member of the Board does not wish to continue in service, has reached the Company's mandatory retirement age of 74 years, or if the Nominating and Governance Committee decides not to nominate a current trustee for re-election, the Committee will then consider the appropriate size of the Board in determining whether to identify a new candidate for nomination. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates and informal interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by Company employees. In fiscal year 2015, the Company did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board candidates.

In accordance with the Company's Bylaws and with procedures adopted by the Nominating and Governance Committee in January 2004, the Nominating and Governance Committee will consider trustee nominations from shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board at an annual shareholder meeting may do so by submitting a written recommendation addressed to both the Chair of the Nominating and Governance Committee and to the Company's Secretary at the following address: Investors Real Estate Trust, PO Box 1988, Minot, North Dakota, 58702-1988. Submissions must be received by the Chair and the Secretary in writing on or before the first day of June of each year relating to the annual shareholder meeting for the following year. Submissions must include biographical information concerning the recommended individual, including age and employment history with employer names, dates and a description of the employer's business, and must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. The Nominating and Governance Committee will not alter the manner in which it evaluates candidates, including consideration of the factors set forth in its charter, based on whether the candidate was recommended by a shareholder or was identified by other means.

All committees of the Board operate under written charters approved by the Board. Copies of each charter and the Company's Governance Guidelines are posted on the Company's website at www.iret.com under the "Corporate Governance" heading of the "Investors Info" section.

In addition to the above four committees of the Board, the membership of each of which consists entirely of trustees, the Board has also established an Investment Committee. The Investment Committee may act on behalf of the Board in the best interests of the Company and its shareholders to consider, approve and effect investment plans, capital expenditures and the purchase and sale, transfer or other acquisition or disposition of property and assets, in accordance with the delegation of investment authority conferred by the Board and subject to approval levels established by the Board from time to time. Members of the Investment Committee are appointed by the Board, and consist of all of the independent trustees. The Investment Committee, which did not meet during fiscal year 2015, acted by written approval on four occasions during fiscal year 2015, to approve investment projects of the Company.

Audit Committee Financial Expert

The Board has determined that Mr. Jeffrey Woodbury, the Chair of the Audit Committee, and Mr. John Stewart, a member of the Audit Committee, are "audit committee financial experts," as that term is defined in rules of the SEC. Mr. Woodbury and Mr. Stewart are also independent under the Standards and special standards established by the SEC for Audit Committee members.

Executive Sessions

The Board holds regular executive sessions at which non-management and independent trustees meet without Company management or employees present. Executive sessions are held not fewer than four times per year, at each regularly scheduled Board meeting.

Policy Regarding Diversity

The Company does not have a formal policy regarding diversity of membership of the Board of Trustees. The Nominating and Governance Committee recognizes the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion, but the Committee has not attempted to define "diversity," or otherwise require that the Board include individuals from any particular background or who possess specific attributes. Although not part of any formal policy, the Committee's goal in nominating trustee candidates is a balanced Board with members whose skills, backgrounds and experience are complementary and, together, cover the spectrum of areas that impact the Company's business.

Board Role in Risk Oversight

Company management is responsible for the day-to-day management of risks the Company faces. The Board is actively involved in overseeing the Company's risk management. The Board's role in the Company's risk oversight process includes receiving regular reports from members of senior management which include consideration of operational, financial, legal, regulatory and strategic risks facing the Company. The Board does not view risk in isolation; risks are considered in virtually every business decision made, and as part of the Company's business strategy. Accordingly, the Board also works to oversee risk through its consideration and authorization of significant matters, such as major property acquisitions and dispositions; development projects; financing transactions; operational initiatives such as the Company's transition to internally managing the majority of its commercial and multi-family residential properties; the adoption of basic Company policies such as the Company's Code of Conduct and Insider Trading Policy; and through its oversight of management's implementation of those initiatives. In addition, each of the Company's Board committees considers risk within its area of responsibility, as follows:

  •
  the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Audit Committee interacts regularly in executive session with the Company's internal and independent auditors in carrying out these functions.

  •
  the Compensation Committee is responsible for recommending the salaries and incentive compensation for the Company's executive officers, and oversees the Company's compensation and benefit plans to help ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on the Company.

  •
  the Nominating and Governance Committee is responsible for recommending trustee candidates to the Board and for developing, periodically reviewing and recommending to the Board a set of governance principles for the Company. The Nominating and Governance Committee assists in oversight of the management of risks associated with board organization, membership and structure.

As a critical part of its risk management oversight role, the Board encourages full and open communication between management and the Board of Trustees. Trustees are free to, and indeed often do, communicate directly with senior management. Senior management attends the regular meetings of the Board and is available to address any questions or concerns raised by the Board on risk management-related and other matters.

 OTHER GOVERNANCE MATTERS

Code of Conduct and Code of Ethics for Senior Financial Officers

All of the Company's trustees and employees, including its Chief Executive Officer, Chief Financial Officer and other senior executives, are required to comply with a Code of Conduct adopted by the Board in January 2004. The Board adopted the Code of Conduct to codify and formalize certain of the Company's long-standing policies and principles that help ensure its business is conducted in accordance with the highest standards of moral and ethical behavior. The Code of Conduct covers all areas of professional conduct, including conflicts of interest, insider trading and confidential information, as well as requiring strict adherence to all laws and regulations applicable to the Company's business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of the Company, through management or Company legal counsel. Additionally, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are also subject to a Code of Ethics for Senior Financial Officers, which contains certain specific policies in respect of internal controls, the public disclosures of the Company, violations of the securities or other laws, rules or regulations and conflicts of interest.

The full text of the Code of Conduct and Code of Ethics for Senior Financial Officers is published on the Company's website, at www.iret.com, under the "Corporate Governance" heading of the "Investors Info" section. The Company intends to disclose any future amendments to, or waivers of, the Code of Conduct and Code of Ethics for Senior Financial Officers on its website promptly following the date of any such amendment or waiver, or by other method required under NYSE rules.

Communications to the Board

The Board recommends that shareholders and other interested parties initiate any communications with the Board in writing and send them in care of the Company's Secretary. Shareholders and other interested parties may send written communications to the Board, the Audit, Compensation and Nominating and Governance Committees of the Board or to any individual trustee c/o the Secretary, Investors Real Estate Trust, PO Box 1988, Minot, North Dakota, 58702-1988, or via e-mail to trustees@iret.com. All communications will be compiled by the Secretary and forwarded to the Board, the specified Board committee or to individual trustees, as the case may be, not less frequently than monthly. This centralized process will assist the Board in reviewing and responding to communications in an appropriate manner. The name of any specific intended board recipient should be noted in the communication.

Complaint Procedure

The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company's Audit Committee has adopted a complaint procedure that requires the Company to forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters. Any employee of the Company may submit, on a confidential, anonymous basis if the employee so chooses, any concerns on accounting, internal accounting controls, auditing matters or violations of the Company's Code of Conduct or Code of Ethics for Senior Financial Officers. All such employee concerns may be reported by means of the Company's whistleblower hotline or submitted in a sealed envelope to the Chair of the Audit Committee, in care of the Company's General Counsel, who will forward any such envelopes promptly and unopened. The Audit Committee will investigate any such complaints submitted.

Equity Ownership and Retention Policy

Non-Employee Trustees

Under the Company's Policy Regarding Share Ownership and Retention, which became effective on July 1, 2015, all non-employee trustees are required to own common shares, including shares issued as compensation for board service, equal to at least three times their annual cash compensation. Trustees have five years to achieve this level of common share ownership beginning on July 1, 2015 or the date the trustee was first appointed or elected to the Board, whichever date occurs last. Once the Company certifies that a trustee has met the ownership requirement, future declines in common share value will not impact compliance as long as the trustee continues to own at least the same number of shares when certified. In addition, trustees are required to retain at least 60% of the shares issued to them by the Company as compensation for board service, while serving as a trustee of the Company.

This policy replaced the requirements under the Company's Governance Guidelines, where all non-management trustees were required to beneficially own at least 10,000 common shares of the Company and/or limited partnership units of IRET Properties, including common shares issued as compensation for board service. Trustees had five years to achieve this level of common share and/or unit ownership. In addition, trustees were required to retain at least 60% of any shares issued to them by the Company as compensation for board service, while serving as a trustee of the Company.

Senior Management

The new policy also applies to the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, any other executive vice presidents and senior vice presidents of the Company. The ownership requirements are as follows: (1) Chief Executive Officer — five times base salary; (2) Chief Financial Officer, Chief Operating Officer and other executive vice presidents — two times base salary; and (3) senior vice presidents — one times base salary. Officers have five years to achieve this level of common share ownership beginning on the later of July 1, 2015 or the date the officer was first appointed or hired as an officer. Once the Company certifies that an officer has met the ownership requirement, future declines in common share value will not impact compliance as long as the officer continues to own at least the same number of shares when certified. In addition, officers are required to retain at least 60% of the shares issued to them by the Company as compensation until the ownership requirement is reached, the officer ceases to be an applicable officer, or the officer ceases to be employed by the Company, whichever occurs first.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Employees

During part of fiscal year 2015, Karin M. Wentz, sister of Thomas A. Wentz, Jr., a former Chief Operating Officer, Executive Vice President and trustee of the Company, who resigned in February 2015, was employed by the Company as Secretary and Associate General Counsel. During fiscal year 2015, Ms. Wentz was paid a salary of $186,012 and received standard benefits provided to other Company employees. Due to her departure in March 2015, she became ineligible for the incentive awards slated to be earned by her under the Company's 2008 Incentive Award Plan based on fiscal year 2015 performance. In addition, 8,128 restricted common shares issued as part of a share award under the 2008 Incentive Award Plan based on fiscal year 2014 performance, which were due to vest on April 30, 2015, were forfeited.

Transactions with First International Bank and Trust

  Banking Services and Loans

The Company has an ongoing banking relationship with First International Bank and Trust, Watford City, North Dakota ("First International"). Stephen L. Stenehjem, a member of the Company's Board of Trustees, is the President and Chairman of First International and the Chief Executive Officer of Watford City BancShares, Inc., First International's bank holding company. In addition, Watford City BancShares, Inc. is owned by Mr. Stenehjem and members of his family.

For a portion of fiscal year 2015, the Company had one mortgage loan outstanding with First International, with an original principal balance of $13.7 million (Williston Garden) bearing interest at 5.5% per annum. This loan was repaid in the second quarter of fiscal year 2015. In fiscal year 2015, the Company paid approximatly $12.1 million in principal and $325,000 in interest on this loan.

The Company also has a construction loan with First International for $43.7 million to finance the development of the Renaissance Heights I residential property in Williston, North Dakota. At April 30, 2015, the construction loan had a balance of $37.7 million bearing interest at 5.0% per annum. In fiscal year 2015, the Company paid $0 in principal and approximately $1.4 million in interest on this loan.

The Company has a multi-bank line of credit with a capacity of $100.0 million, of which First International is the lead bank and a participant with an $11.0 million commitment. In connection with this multi-bank line of credit, the Company maintains compensating balances with First International totaling $6.0 million, of which $1.5 million is held in a non-interest bearing account, and $4.5 million is held in an account that pays the Company interest on the deposited amount of 0.20% per annum. In fiscal year 2015, the Company paid $17.0 million in principal, approximately $245,000 in interest and $40,000 in fees on First International's portion of the outstanding balance of this credit line.

The Company also maintains checking accounts with First International. In fiscal year 2015, the Company paid less than $500 in total in various bank service and other fees charged on these checking accounts.

Total payments of interest and fees from the Company to First International were approximately $2.0 million in fiscal year 2015.

  Construction and Lease Transactions

In fiscal year 2013, the Company entered into an agreement with First International to construct an approximately 3,700 square-foot building on an outlot of the Company's Arrowhead Shopping Center in Minot, North Dakota, to be leased by First International under a 20-year lease for use as a branch bank location. The project was completed in fiscal year 2013 at a cost of $1.3 million. Net rental payments under the lease are estimated to be approximately $2.4 million in total over the 20-year lease term. Net rental payments received in fiscal years 2015, 2014 and 2013 totaled $109,000, $109,000 and $11,000, respectively.

Banking Transactions with Thrivent Financial for Lutherans

The Company has an ongoing banking relationship with Thrivent. Pamela J. Moret, a member of the Company's Board of Trustees, had served as Senior Vice President, Strategic Development, for Thrivent as well as President and Chief Executive Officer of brightspeak financial, a Thrivent-owned new business start-up, until she retired on May 31, 2015. During fiscal year 2015, the Company had various loans with Thrivent: a $7.9 million original principal amount loan; a $13.2 million original principal amount loan; and a $15.4 million loan, which was refinanced during fiscal year 2015 and increased to a $20.0 million original principal amount loan. The loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable terms.

Transactions with Robert W. Baird & Co. Incorporated

The Company has an investment banking relationship with Baird. Terrance P. Maxwell, a member of the Company's Board of Trustees, was appointed the Chief Financial Officer of Baird in March 2015 and has served as a Managing Director and member of its Executive Committee since May 2014. On August 30, 2013, the Company and its Operating Partnership entered into an at-the-market, or ATM, sales agreement with Baird as sales agent. Under the terms of this agreement, the Company may from time to time issue and sell through Baird the Company's common shares having an aggregate offering price of up to $75.0 million. Baird will be entitled to compensation of up to 2.0% of the gross sales price per share for common shares sold under the agreement. The agreement remains in force until terminated pursuant to its terms, including automatic termination upon the sale of all such shares through Baird. The Company has not issued any common shares under this program during fiscal years 2015 and 2014.

Related Party Transactions Policy

In February 2007, the Company's Board of Trustees adopted a written related party transactions approval policy, which sets forth the Company's policies and procedures for the review, approval or ratification of any transaction required to be reported in Company filings with the SEC. The policy applies to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which the Company (or any of its subsidiaries) is a participant, in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and in which a related party has a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

The Audit Committee of the Board of Trustees must approve any related party transaction subject to this policy before commencement of the transaction, or, if it is not practicable to wait until the next Audit Committee meeting, the transaction may be submitted to the Chair of the Audit Committee, who has the delegated authority to act between Audit Committee meetings to pre-approve, or ratify, as applicable, any related party transaction in which the aggregate amount involved is expected to be less than $250,000. Related party transactions that are identified as such subsequent to their commencement will promptly be submitted to the Audit Committee or the Chair of the Audit Committee, which shall, if they determine it to be appropriate, ratify the transaction. The Audit Committee will annually review all ongoing related party transactions and assess whether they remain appropriate. Under the policy, the Audit Committee or its Chair shall approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as determined by the Committee or the Chair in good faith.

 TRUSTEE COMPENSATION

During the fiscal year ended April 30, 2015, trustees not employed by the Company received annual fees of $40,000, plus reimbursement of actual travel expenses. Additionally, per year, the Chair of the Board received $25,000 for serving as the Chair, the Chair of the Audit Committee received $15,000 for serving as the committee chair, and each of the Chairs of the Compensation and Nominating and Governance Committees received $10,000 for serving as the committee chairs. Other committee members received an additional $6,500 per year for each committee they served on. Additionally, the Compensation Committee confirmed the grant of common shares to each of the non-employee trustees serving as a trustee as of the last day of fiscal year 2015, for their service as a trustee for all or any portion of fiscal year 2015. Trustees who are employees of the Company do not receive any separate compensation or other consideration, direct or indirect, for service as a trustee.

Trustee Compensation Table for Fiscal Year Ended April 30, 2015

The following table shows the total compensation paid to or earned by the individuals who served as non-employee members of the Company's Board of Trustees for any part of the fiscal year ended April 30, 2015.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Share Awards(3)(4) ($)	Total ($)

Jeffrey L. Miller	78,000	39,139	117,139
Linda J. Hall	56,500	39,139	95,639
Terrance P. Maxwell	53,000	39,139	92,139
Pamela J. Moret(5)	9,584	39,139	48,723
Stephen L. Stenehjem	40,000	39,139	79,139
John D. Stewart	56,500	39,139	95,639
Jeffrey K. Woodbury	61,500	39,139	100,639

(1)
Mr. Caira joined the Board during fiscal year 2016, on June 23, 2015.
(2)
Includes: (i) annual fees, and (ii) additional amounts paid to the Board Chair, Committee Chairs, and committee members. Does not include reimbursed expenses.
(3)
Each non-management trustee serving on the last day of fiscal year 2015 was granted the share awards in accordance with the Company's 2008 Incentive Award Plan for their service in fiscal year 2015. The awards were granted as of April 30, 2015 and issued on June 23, 2015.
(4)
The grant date fair value of the share awards made to each of the non-employee trustees for fiscal year 2015 was $7.17 per share. The shares are fully vested and unrestricted.
(5)
Ms. Moret joined the Board on February 25, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of June 30, 2015, the beneficial ownership of common and preferred shares of the Company and of limited partnership units ("Units") of IRET Properties, A North Dakota Limited Partnership ("IRET Properties"), which is the Company's operating partnership, by (i) each trustee and nominee for trustee of the Company, (ii) the named executive officers of the Company and (iii) all trustees and executive officers of the Company as a group. The amounts shown are based on information provided by the individuals named and Company records. Except as otherwise indicated, the persons listed have sole voting and investment power.

						Series A Preferred Shares			Series B Preferred Shares
					Percent of Class(3) of Common Shares and Units As of June 30, 2015
Name of Beneficial Owner(1)	Common Shares		Units(2)			Number		% of Total(4)	Number		% of Total(5)

Timothy P. Mihalick President, Chief Executive Officer & Trustee	172,741	(6)(7)	0		*	0		*	0		*
Ted E. Holmes Executive Vice President & Chief Financial Officer	37,012	(8)	0		*	0		*	0		*
Diane K. Bryantt Executive Vice President & Chief Operating Officer	127,594	(9)(10)	0		*	0		*	0		*
Mark W. Reiling Executive Vice President & Chief Investment Officer	84,727	(11)(12)	0		*	0		*	9,100		*
Michael A. Bosh Executive Vice President & General Counsel	69,537	(13)	0		*	0		*	0		*
Jeffrey L. Miller Trustee & Chair of the Board	538,541	(14)	6,725	(15)	*	500	(16)	*	19,400	(17)	*
Jeffrey P. Caira Trustee	0		0			0		*	0		*
Linda J. Hall Trustee	15,688		0		*	0		*	0		*
Terrance P. Maxwell Trustee	14,490		0		*	0		*	0		*
Pamela J. Moret Trustee	11,992	(18)	0		*	0			0
Stephen L. Stenehjem Trustee	138,432	(19)	137,164	(20)	*	0		*	0		*
John D. Stewart Trustee	46,888	(21)	0		*	0		*	0		*
Jeffrey K. Woodbury Trustee	24,643		0		*	0		*	0		*
Trustees and executive officers as a group (15 individuals)	1,365,747		143,889		1.09%	500		*	28,500		*

*
Represents less than 1% of class outstanding as of June 30, 2015.

(1)
Beneficial ownership is determined in accordance with rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of June 30, 2015.

(2)
The Units do not have voting rights, but following a minimum one-year holding period and the exercise by the holder of the holder's exchange right, the Units may be converted, at the option of the Company, into common shares on a one-to-one basis.
(3)
Percentage of class is based on a total of 124,874,581 common shares and 13,921,386 Units outstanding as of June 30, 2014.
(4)
Percentage of total is based on a total of 1,150,000 Series A Preferred Shares outstanding as of June 30, 2014.
(5)
Percentage of total is based on a total of 4,600,000 Series B Preferred Shares outstanding as of June 30, 2014.
(6)
17,650 of the common shares are restricted, and vest on April 30, 2016 if Mr. Mihalick is employed by the Company on such date. This number of shares is based on 25,000 shares (50% of the share award) less the estimated number of shares to be withheld for the payment of estimated taxes.
(7)
Mr. Mihalick disclaims beneficial ownership of 181.047 of these shares, which are owned by his daughter.
(8)
7,874 of the common shares are restricted, and vest on April 30, 2016 if Mr. Holmes is employed by the Company on such date. This number of shares is based on 11,797 shares (50% of the share award) less the estimated number of shares to be withheld for the payment of estimated taxes.
(9)
13,271 of the common shares are restricted, and vest on April 30, 2016 if Ms. Bryantt is employed by the Company on such date. This number of shares is based on 18,796 shares (50% of the share award) less the estimated number of shares to be withheld for the payment of estimated taxes.
(10)
Includes: (i)  6,321.466 common shares owned by spouse's SEP IRA, and (ii) 7,665.728 common shares held on behalf of children.
(11)
9,851 of the common shares are restricted, and vest on April 30, 2016 if Mr. Reiling is employed by the Company on such date. This number of shares is based on 14,818 shares (50% of the share award) less the estimated number of shares to be withheld for the payment of estimated taxes.
(12)
Includes 5,500 common shares owned by spouse's IRA.
(13)
9,892 of the common shares are restricted, and vest on April 30, 2016 if Mr. Bosh is employed by the Company on such date. This number of shares is based on 13,985 shares (50% of the share award) less the estimated number of shares to be withheld for the payment of estimated taxes.
(14)
Includes: (i)  158,329.429 common shares owned by his spouse, (ii) 85,833 common shares owned by K&J Miller Holdings, LLC, a family partnership, and (iii) 26,972 common shares owned by Miller Properties, LLP, a family partnership.
(15)
The holding period for these Units has expired. Includes 1,228 Units owned by his spouse.
(16)
Consists of shares owned by K&J Miller Holdings, LLC, a family partnership.
(17)
Consists of: (i) 8,000 shares owned by K&J Miller Holdings, LLC, a family partnership, and (ii) 11,400 shares owned by Mr. Miller and his spouse jointly.
(18)
Includes 6,533 shares owned by her spouse.
(19)
Includes: (i) 37,859 shares held by children agency account, and (ii) 11,171.937 shares owned by a family foundation.
(20)
Owned by a partnership of which Mr. Stenehjem is the general partner. Mr. Stenehjem disclaims beneficial ownership of these Units except to the extent of his pecuniary interest in the partnership. The holding period for these Units expired February 16, 2014.
(21)
Includes: (i) 2,027.431 common shares owned by spouse, and (ii) 315 common shares held on behalf of child.

Principal Shareholder Beneficial Ownership

The following table identifies each person or group believed by the Company to beneficially own as of June 30, 2015 more than five percent of the outstanding common shares of the Company, the only class of security entitled to vote at the 2015 Annual Meeting.

Name and Address of Shareholder	Common Shares Beneficially Owned	Percent of Class

The Vanguard Group, Inc.(1) 100 Vanguard Blvd, Malvern, PA 19355	15,924,891	12.75%
Vanguard Specialized Funds — Vanguard REIT Index Fund(2) 100 Vanguard Blvd, Malvern, PA 19355	8,509,138	6.81%
BlackRock, Inc.(3) 55 East 52nd Street, New York, NY 10022	8,363,482	6.70%

(1)
Based on information of beneficial ownership as of December 31, 2014, included in a Schedule 13G filed on February 10, 2015. The Vanguard Group, Inc. reports sole voting power with respect to 318,192 shares and sole dispositive power with respect to 15,675,674 shares.

(2)
Based on information of beneficial ownership as of December 31, 2014, included in a Schedule 13G filed on February 6, 2015. Vanguard Specialized Funds reports sole voting power with respect to 8,509,138 shares and sole dispositive power with respect to none of the shares ..

(3)
Based on information of beneficial ownership as of December 31, 2014, included in a Schedule 13G filed on January 29, 2015. BlackRock, Inc. reports sole voting power with respect to 8,077,220 shares and sole dispositive power with respect to all 8,363,482 shares.

 EXECUTIVE MANAGEMENT

Executive Officers and Certain Significant Employees of the Company

Set forth below are the names, ages and titles of each of the Company's executive officers and certain significant employees as of July 1, 2015, as well as a summary of their backgrounds and business experience (other than the Company's President and Chief Executive Officer, Mr. Mihalick, whose biography is listed above under "Proposal 1: Election Of Trustees — Nominees").

Name	Age	Title

Timothy P. Mihalick	56	President and Chief Executive Officer; Trustee
Ted E. Holmes	44	Executive Vice President and Chief Financial Officer
Diane K. Bryantt	51	Executive Vice President and Chief Operating Officer
Mark W. Reiling	57	Executive Vice President and Chief Investment Officer
Michael A. Bosh	44	Executive Vice President and General Counsel
Charles A. Greenberg	56	Senior Vice President, Commercial Asset Management
Andrew Martin	42	Senior Vice President, Residential Property Management
Nancy B. Andersen	37	Vice President and Principal Accounting Officer

Ted E. Holmes has served as the Chief Financial Officer and an Executive Vice President of the Company since February 2015. Mr. Holmes joined the Company in 2009 as Vice President of Finance, and was promoted to Senior Vice President of Finance in December 2010. Mr. Holmes has over 20 years of experience in the finance industry, including the placement of debt and equity as a commercial and multi-family mortgage banker. From 1994 to 2002, Mr. Holmes was an Analyst and Assistant Vice President with Towle Financial Services/Midwest, a privately held mortgage banking company in Minneapolis, and he served as Director with Wells Fargo Bank, NA from 2003 to 2009. He holds a B.A. in Economics from St. Cloud State University and is a licensed Minnesota Broker.

Diane K. Bryantt has served as the Chief Operating Officer and an Executive Vice President of the Company since February 2015. Ms. Bryantt joined the Company in June 1996, and served as its Controller and Corporate Secretary before being appointed to the positions of Senior Vice President and Chief Financial Officer in 2002 and Executive Vice President and Chief Financial Officer in June

2012. Prior to joining the Company, Ms. Bryantt was employed by First American Bank, Minot, North Dakota. She is a graduate of Minot State University.

Mark W. Reiling has served as the Chief Investment Officer and Executive Vice President of the Company since February 2015. Mr. Reiling joined the Company in June 2012 as Executive Vice President of Asset Management. Mr. Reiling has over 35 years of commercial real estate experience. He was associated with the Towle Real Estate Company and its successors (now DTZ) for 29 years, including17 years as president and 9 years as the owner, providing appraisal, brokerage, consulting, mortgage banking and property management services. During the same time, as owner of Towle Properties, Inc., Mr. Reiling acquired and developed real estate properties and provided third party asset management services. Previously, he was a senior account officer with Citicorp Real Estate, Inc. Mr. Reiling holds the CRE designation from the Counselors of Real Estate, the SIOR designation from the Society of Industrial and Office Realtors, and is a licensed real estate broker in Minnesota. Mr. Reiling holds a B.A. in Business Administration (Finance) from the University of Notre Dame. He currently serves on the board of directors of Sunrise Banks, and is a member of its compensation committee.

Michael A. Bosh has served as the General Counsel of the Company since September 2003 and an Executive Vice President since June 2012. Mr. Bosh joined the Company as Associate General Counsel and Secretary in September 2002. Prior to 2002, Mr. Bosh was a shareholder in the law firm of Pringle & Herigstad, P.C. He graduated from Jamestown College and earned his J.D. from Washington & Lee University School of Law. Mr. Bosh is a member of the American Bar Association and the North Dakota Bar Association.

Charles A. Greenberg has served as the Senior Vice President, Commercial Asset Management since November 2008, after joining the Company in August 2005 as Director of Commercial Asset Management. Mr. Greenberg has over 30 years of experience in both asset and property management of institutional-grade real estate investments, and is a graduate of the University of Wisconsin-Madison. During Mr. Greenberg's extensive career, he has earned both the Certified Property Manager (CPM) designation from the Institute of Real Estate Management and the Real Property Administrator (RPA) designation from the Building Owner and Managers Institute.

Andrew Martin has served as the Senior Vice President, Residential Property Management since May 2011. Mr. Martin joined the Company in December 2009 to lead its Residential Property Management division. He has over 19 years of experience in the commercial and multi-family property management industry. Prior to joining the Company, Mr. Martin was a partner with INH Companies, a property management firm based in St. Cloud, Minnesota, and a regional property manager for United Properties in Minneapolis, Minnesota. Mr. Martin holds a B.A. in Real Estate and an M.B.A. from St. Cloud State University, and has earned the designation of Certified Property Manager from the Institute of Real Estate Management.

Nancy B. Andersen has served as the Principal Accounting Officer and a Vice President of the Company since February 2015. Ms. Andersen joined the Company in October 2003 and had previously served as the Financial Officer, Assistant Controller, Controller, and Vice President and Chief Accounting Officer of the Company. She holds a B.S. in Accounting and Finance from Minot State University, and has earned the designations of Certified Public Accountant from the North Dakota State Board of Accountancy and Chartered Global Management Accountant from the American Institute of Certified Public Accountants.

 PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Description of Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), this Proposal 2, commonly known as a "say on pay" proposal, provides the Company's shareholders the opportunity to express their views on the compensation of the Company's named executive officers by voting, on an advisory basis, on the compensation of the named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Please review the section titled "Compensation Discussion and Analysis" for details regarding the Company's executive compensation program, including the portion titled "CD&A Executive Summary" which summarizes significant components of the Company's executive compensation program and actions taken by the Compensation Committee.

The Company is asking its shareholders to indicate their support for the named executive officers' compensation as described in this Proxy Statement. Accordingly, the Board recommends that shareholders vote in favor of the following resolution:

"RESOLVED, that the Company's shareholders hereby approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

As provided by the Dodd-Frank Act, the say-on-pay vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the shareholders, and to the extent there are a significant number of votes against the compensation of the named executive officers as disclosed in this Proxy Statement, the Board and Compensation Committee will consider the shareholders' concerns and evaluate what actions are necessary to address those concerns.

Voting Matters

This proposal requires the affirmative vote of a majority of the votes cast by the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, for approval.

Proxies solicited by the Board will be voted FOR the approval of the compensation of the named executive officers unless a contrary vote is specified.

Vote Recommended

The Board recommends that shareholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

CD&A Executive Summary

The primary goal of the Company's executive compensation program is to attract and retain the best executive talent and align the interests of the executive officers with those of the shareholders. Below is a summary of some of the key attributes that define the Company's program during fiscal year 2015. In addition, the Company has enhanced its executive compensation program as highlighted further below.

Key Attributes for 2015: The following are key attributes of the Company's executive compensation program during fiscal year 2015:

  •
  Pay for performance, with the majority of any executive officer's total compensation being based on performance.

  •
  Funds from Operations, or FFO, per share/unit is the sole performance metric used in the STIP

  •
  Total Shareholder Return, or TSR, is the sole performance metric used in the LTIP

  •
  STIP and LTIP awards are not based solely on time served

  •
  No guaranteed minimum STIP or LTIP payouts

  •
  Dividends are not paid on LTIP awards until the performance and applicable vesting periods end

  •
  No guaranteed annual salary increases

  •
  No tax gross ups with respect to payments made in connection with a change in control

Additional Key Attributes for 2016: The Company made the following key enhancements to the Company's executive compensation program for fiscal year 2016:

  •
  LTIP awards will be based on forward-looking, multi-year performance

  •
  TSR will continue to be the sole performance metric used for LTIP, but will include both relative TSR and absolute TSR

  •
  A clawback policy applicable to executive officers was implemented

  •
  A share ownership and retention policy applicable to executive officers was implemented

  •
  A policy prohibiting hedging and pledging of the Company's securities was implemented

  •
  Change in control agreements were entered into with executive officers which contain dual triggers and require conditions for payment

Recent Enhancements:

Revised LTIP: The Compensation Committee redesigned the Company's long-term incentive program (LTIP) to be consistent with best practices in the market and to align closer with the Company's compensation program goals. To advise and assist it in this process, the Compensation Committee engaged an outside, independent compensation consultant who specializes in the real estate investment trust, or REIT, industry. Some of the provisions and improvements of the revised LTIP include:

  •
  Transitions from a backward-looking program to a forward-looking program

  •
  Measures long-term performance with a three-year performance period

  •
  Utilizes TSR as the sole performance metric, which now includes relative TSR in addition to continuing the use of absolute TSR

  •
  Relative TSR will be the metric for 67% and absolute TSR for 33% of an award

  •
  Relative TSR will be measured against the Morgan Stanley US REIT Index (MSCI US REIT Index), where "target" will only be achieved to the extent the Company outperforms the index

The Revised LTIP will be implemented beginning fiscal year 2016. As the first awards under the Revised LTIP plan will not be payable until the end of fiscal year 2018, the Compensation Committee approved a plan to bridge the period between the end of the former LTIP (in which awards would have otherwise been made and vested during fiscal years 2016 and 2017) and the time when awards are payable under the Revised LTIP — with terms similar to the Revised LTIP — to avoid any gaps in pay and incentive opportunity for executive officers. See "Current Year Compensation Decisions — Revised Long-Term Incentive Program" for more details.

Clawback Policy: Effective May 1, 2015, the Company adopted the Executive Incentive Compensation Recoupment Policy, more commonly known as a clawback policy, that applies to the Company's executive officers and senior vice presidents who receive financial performance-based incentive compensation. Under this policy, an officer will be required to reimburse or forfeit any incentive compensation received if such officer engaged in fraud, intentional misconduct or illegal behavior that caused or contributed to the Company restating its financial statements. See "Clawback Policy" below for more details.

Share Ownership and Retention Requirements: Effective July 1, 2015, the Company adopted the Policy Regarding Share Ownership and Retention that applies to the Company's executive officers, senior vice presidents and trustees. Under this policy, the Chief Executive Officer is required to own shares valued at 5x his annual base salary, other executive officers are required to own shares valued at 2x their annual base salary and senior vice presidents are required to own shares valued at 1x their annual base salary. In addition, officers are required to retain at least 60% of the net shares received under equity awards until either they reach the ownership required level, are no longer employed by the Company or cease to be officers, whichever occurs first. See "Equity Ownership and Retention Policy" below for more details.

Prohibition on Hedging and Pledging: Effective May 1, 2015, the Company adopted the Policy Regarding Hedging and Pledging of Securities that applies to the Company's executive officers and senior vice presidents. Under this policy, officers are prohibited from: (1) directly or indirectly engaging in hedging or monetization transactions; or (2) pledging the Company's securities as collateral for a loan, including through the use of traditional margin accounts with a broker. See "Hedging and Pledging Policy" below for more details.

Change In Control Severance Agreements: On July 1, 2015, the Company entered into Change In Control Severance Agreements with all of its executive officers, including the Chief Executive Officer and Chief Financial Officer, and senior vice presidents, which contain dual triggers: (1) a change of control occurs and (2) the officer's employment with the Company and its affiliates is terminated without cause by the Company or terminated by the officer for good reason, as such terms are defined in the agreements. Payment of severance benefits is also contingent on the officer: (1) signing a release and waiver of all claims against the Company; and (2) complying with certain covenants during employment and after termination, including non-compete provisions, non-recruitment provisions, and confidentiality agreements. See "Change In Control Severance Agreements" below for more details.

Say-On-Pay Results and Consideration

Say-On-Pay Voting Results for 2014

At the Company's 2014 Annual Meeting of Shareholders, the shareholders' advisory vote on executive compensation received the approval of over 95.0% of the votes cast on the proposal. The Compensation Committee believes that the result of the advisory vote is valuable in assessing its compensation decisions, and considered the vote in reviewing and evaluating its executive compensation programs. The Committee also considered numerous other factors in evaluating the Company's executive compensation programs as discussed in this Proxy Statement, including its desire to continue to enhance the alignment of its executives to the shareholders. While each of these factors informed the Committee's decisions regarding the named executive officers' compensation, the Committee did not implement any changes to the Company's executive compensation programs as a result of the shareholder advisory vote.

Say-On-Frequency Voting Results

At the Company's 2011 Annual Meeting of Shareholders, a majority of the Company's shareholders voting on the non-binding advisory resolution on the frequency of executive compensation votes chose in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and adopted a policy providing for an annual advisory shareholder vote to approve the Company's executive compensation. Unless the Board modifies its policy on the frequency of holding "say-on-pay" advisory votes, the next "say-on-pay" advisory vote will occur at the Company's 2016 Annual Meeting of Shareholders. The next required vote regarding frequency of "say-on-pay" advisory votes will occur at the Company's 2017 Annual Meeting of Shareholders.

Named Executive Officers

The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the "named executive officers": Timothy P. Mihalick, President and Chief Executive Officer; Ted E. Holmes, Executive Vice President and Chief Financial Officer; Diane K. Bryantt, Executive Vice President and Chief Operating Officer; Mark W. Reiling, Executive Vice President and Chief Investment Officer; and Michael A. Bosh, Executive Vice President and General Counsel.

Executive Compensation Philosophy

The Compensation Committee of the Board (the "Compensation Committee" or the "Committee"), composed entirely of trustees who are independent under the listing standards of the New York Stock Exchange, operates under a written charter adopted in December 2012, and is responsible for establishing the terms of the compensation of the Company's named executive officers. The Committee believes that the Company's compensation program for executive officers should:

  •
  attract and retain highly qualified executives;

  •
  motivate these executives to improve the Company's financial position and increase shareholder value on an annual and long-term basis;

  •
  provide total compensation that is competitive with compensation provided by other employment opportunities potentially available to Company executives;

  •
  promote management accountability for financial and operational performance;

  •
  provide a total compensation pay mix that includes both base salary and incentive components; and

  •
  promote teamwork and cooperation throughout the Company and within the management group.

The Committee applied these philosophies in establishing each of the elements of executive compensation for fiscal year 2015. The Committee's goal was to align executive compensation with measurable performance and to compare executive compensation with peers and industry-specific market data, in order to design an executive compensation program that would attract and retain talented executives, provide incentives to executives to achieve certain performance targets, and link executive compensation to shareholder results by rewarding competitive and superior performance.

Consistent with its previous determination regarding fiscal year 2014 executive officer compensation, the Compensation Committee determined that the compensation of Company executive officers should consist of a higher percentage of variable pay (i.e., incentive compensation) to fixed pay (i.e., base salary), with executive officers' base salaries being approximately 25% to 30% of their total compensation, and incentive compensation being approximately 65% to 70% of total compensation, divided between short-term incentive compensation (25% to 30% of total compensation) and long-term incentive compensation (approximately 40% of total compensation).

The Compensation Committee further determined that executive officers' base salaries should be market-adjusted, and established with reference to a peer group of public real estate investment trusts ("REITs") of a similar size to the Company in terms of assets and revenue ("Peer Group"). The Compensation Committee reviewed updated salary information for the Peer Group, comparing the Company's executive compensation to the compensation of executives at the Peer Group.

The Peer Group used for comparison in fiscal year 2015 consisted of the following REITs:

Cousins Properties, Inc.	DCT Industrial Trust, Inc.	Dupont Fabros Technology, Inc.
East Group Properties, Inc.	Equity One, Inc.	First Industrial Realty Trust Inc.
First Potomac Realty Trust	Franklin Street Properties Corp.	Highwood Properties, Inc.
Inland Real Estate Corp.	Kilroy Realty Corp.	Kite Realty Group Trust
Parkway Properties, Inc.	PS Business Parks, Inc.	Washington Real Estate Investment Trust.

Based on these comparisons, the Compensation Committee determined that the base salaries of the Company's executive officers should continue to be set within the mid-range of base salaries as disclosed by the Peer Group and in industry-specific market data.

In establishing the salaries of the Company's executive officers, the Committee also considered internal equity among executive officers, individual and Company performance, and cost to the Company, when determining levels of compensation. The Company's executive compensation program may be changed by the Committee at any time without notice to or approval by the shareholders. The Company is in a very competitive industry where success is based largely on the ability of senior management to identify, acquire and manage real estate properties. Therefore, to continue to properly manage and grow the Company, it may be necessary to increase the amounts payable under the Company's base salary and incentive bonus programs in order to attract and retain qualified executives.

The Company's 2008 Incentive Award Plan, which was approved by the Company's shareholders in September 2008, permits the Compensation Committee and/or the Company's Board of Trustees to grant incentive awards in the form of restricted stock, cash bonuses, stock bonuses or other performance or incentive awards that are paid in cash, common shares or a combination thereof. Previously, all incentive awards granted to officers or employees were paid in cash. In June 2015, the Board of Trustees approved an updated plan, the 2015 Incentive Award Plan, which plan is being submitted to the shareholders for their approval at the 2015 Annual Shareholder Meeting. For more information, see "Proposal 3: Approval of the 2015 Incentive Award Plan." The Board of Trustees considers that paying incentive awards in common shares of the Company will contribute to an alignment of the interests of management, employees and trustees with those of the Company and its shareholders, as the value of equity awards is directly linked to the market value of the Company's shares.

In establishing the performance objectives for the Company's executive officers, the Committee also reviewed the TSR comparisons between the Company and the Peer Groups, the TSR comparisons between the Company and the NAREIT Equity Index and NAREIT Diversified Index, and the three-year average TSR comparison between the Company and NAREIT Equity Index.

Executive Officer Compensation Processes

The Committee meets in executive session without management present to discuss various compensation matters, including the compensation of the Company's Chief Executive Officer. In addition, the Committee annually reviews all elements of executive compensation and benefit programs for reasonableness and cost-effectiveness. Pursuant to the Company's Declaration of Trust, the Board may form and delegate the authority of the Compensation Committee to subcommittees composed entirely of independent trustees, when appropriate, to take any of the actions that the Compensation Committee is empowered to take. To date the Board has not made provision for the Compensation Committee to delegate any of its authority.

In fiscal year 2015, the Compensation Committee engaged FPL Associates L.P., Chicago, Illinois ("FPL Associates") as an independent consultant to advise the Committee on executive compensation matters, specifically to evaluate and redesign the Company's long-term incentive program to meet market standards and align with the Company's strategy. This consultant was engaged directly by the Committee, although it periodically interacted with management to gather relevant data. Based on information from trustees and executive officers confirming no business or personal relationships with FPL Associates, the Committee concluded that the consultant is independent from the Company and that the work of the consultant did not raise any conflict of interest. The consultant did not determine the amount or form of executive and trustee compensation. Rather, its role was limited to providing data and advice to the Committee for its consideration.

Role of Management in Executive Compensation Decisions

Company management is involved in the following executive compensation processes:

  •
  the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Associate General Counsel, Director of Internal Audit, Director of Investor Relations and/or the Company's Director of Human Resources, as requested by the Committee, develop or oversee the creation of written background and supporting materials for distribution to the Committee prior to its meetings.

  •
  at the request of the Committee, certain employees of the Company (generally the Director of Human Resources, the Associate General Counsel and/or the Director of Investor Relations) collect data for the Committee on compensation levels and programs at comparable companies.

  •
  near the end of each fiscal year, the Chief Executive Officer provides the Committee with comments and recommendations regarding salary levels and salary increases for members of management, including the named executive officers (other than himself). Increases in base salary are effective as of the beginning of each fiscal year, i.e. as of May 1 each year.

Components of the Executive Compensation Program

The primary elements of the Company's executive compensation program in fiscal year 2015 were:

  •
  base salary

  •
  short- and long-term incentive awards

  •
  health and retirement programs

  •
  executive benefits and perquisites

Base Salary

Base salaries for the executive officers of the Company, including the CEO, are designed to compensate such individuals for their sustained performance. Base salaries for fiscal year 2015 were established by evaluating the responsibilities of the position held, the experience of the particular individual, and the Committee's desire to achieve the appropriate mix between fixed compensation and incentive compensation. The Committee also reviewed salaries paid for comparable positions by the Peer Group, as indicated above. The base salaries of the executive officers are reviewed and adjusted on a fiscal year basis, based on, among other factors, the individual's performance over the past year, changes in the individual's responsibility and/or necessary adjustments to maintain base salaries that are competitive in view of prevailing wage rates and inflation, if any.

In the first quarter of the fiscal year 2015, the Compensation Committee recommended, and the independent trustees approved, a 7% increase to the base salary of Mr. Mihalick, a 16% increase to the base salary of Mr. Reiling, and increases ranging from 1% to 7% to the base salaries of the other named executive officers, with such increases effective as of May 1, 2014, as indicated below:

Timothy P. Mihalick	$444,050
Ted E. Holmes	$199,020
Diane K. Bryantt	$279,805
Mark W. Reiling	$250,000
Michael A. Bosh	$235,935

On February 13, 2015, the Board approved the following management changes as a result of the departure of Mr. Wentz, Jr.: Ms. Bryantt was appointed the new Chief Operating Officer, Mr. Holmes was appointed the new Chief Financial Officer and Mr. Reiling was appointed the Chief Investment Officer and Executive Vice President. In connection with these appointments, Ms. Bryantt's base salary was increased to $315,000, and Mr. Holmes' base salary was increased to $230,000.

Short-and Long-Term Incentive Awards

The Short-Term Incentive Program ("STIP") and the Long-Term Incentive Program ("LTIP") were developed in connection with the Company's 2008 Incentive Award Plan ("2008 Plan"), and are subject to the terms and limitations of the 2008 Plan. Fiscal year 2015 was the third year in which the Company's incentive programs were effective for the Company's executive officers. The STIP and LTIP, which were recommended by the Committee and approved by the independent trustees on June 1, 2012, became effective as of May 1, 2012.

  Executive Officer Short-Term Incentive Program.

Under the STIP, executive officers of the Company are provided the opportunity to earn awards, payable 100% in cash, based on the degree of attaining specified performance goals of the Company over a one-year performance period beginning on the first day of each fiscal year, May 1. The executive officers must be employed by the Company on the last day of the performance period, April 30th, to receive the award. Each named executive officer's total award opportunity under the STIP, stated as a percentage of base salary in effect as of the first day of the performance period, which percentage depends on the executive officer's position and the degree of achievement of specific "threshold," "target," and "maximum" performance goals, are set forth in the table below:

	Threshold	Target	Maximum

President and Chief Executive Officer Timothy P. Mihalick	94%	100%	200%
Executive Vice President and Chief Financial Officer Ted E. Holmes	66%	70%	140%
Executive Vice President and Chief Operating Officer Diane K. Bryantt	66%	70%	140%
Executive Vice President, Chief Investment Officer Mark W. Reiling	47%	50%	100%
Executive Vice President and General Counsel Michael Bosh	47%	50%	100%

For fiscal year 2015, STIP performance was evaluated on the following objective performance goal: Funds from Operations ("FFO") per share and unit achieved during fiscal year 2015, as reported in the Company's filings with the Securities and Exchange Commission, except that acquisitions costs and loan prepayment penalties were excluded (that is, added back to net income) in calculating FFO for purposes of the STIP. FFO per share has wide acceptance as a reported measure of REIT operating performance. FFO as defined by NAREIT is equal to a REIT's net income, excluding gains or losses from sales of property, plus real estate depreciation. The specific metrics underlying this objective performance goal were set by the independent trustees within the first 90 days of the one-year performance period (taking into account input from the Board of Trustees and the Chief Executive Officer). If achievement of the goal falls between "threshold" and "target" levels or between "target" and "maximum" levels, the amount of the associated award is determined by linear interpolation.

Under the STIP, if achievement of the established metric falls below the "threshold" level, a STIP award will not be earned. However, the independent trustees may make an assessment of the STIP and of market conditions with respect to the performance period and, based on unforeseen circumstances, may in their discretion, with the unanimous consent of all independent trustees, raise or, in the case of employees who are not subject to Section 162(m) of the Internal Revenue Code, lower the specific metrics underlying the objective performance goal for that performance period. In the event that the independent trustees do not lower the performance goal for that performance period, and a STIP award is not awarded, the Compensation Committee may award, for retention and recognition purposes, discretionary bonuses to the Company's executive officers (excluding the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, who are not eligible to receive a discretionary bonus). The total amount available for such discretionary bonuses cannot be more than 20% of the sum of the targeted short-term incentive pool in effect as of the first day of the performance period of the executive officers eligible for such bonuses, and shall be awarded to the eligible participants at the discretion of the Compensation Committee, with input from the Chief Executive Officer. The Compensation Committee may award the entire amount to one executive, may divide the total bonus amount among all or some of the eligible participants, or may make no discretionary bonus awards, as the Compensation Committee in its discretion chooses. No discretionary bonuses were awarded to any executive officers for fiscal year 2015.

An executive must be employed on the last day of the performance period to receive a STIP award or a discretionary bonus, subject to the following exceptions: If during the performance year, the executive's employment is terminated by the Company without Cause, or the executive dies or becomes subject to a Disability while employed by the Company, the executive will receive an award under the STIP calculated based upon actual results for the full one-year performance period, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event. If a Change in Control occurs during the one-year performance period, the performance goal(s) under the STIP will be prorated based on the period of time during the one-year performance period through the date of the Change in Control, and the executive will receive an award under the STIP that is prorated based on the period of employment during the one-year performance period through the date of the Change in Control. "Cause," "Disability," and "Change in Control" will have the meanings set forth in the STIP.

For fiscal year 2015, the Committee recommended to the Board, and the independent trustees approved, the performance goals under the STIP, to be based on the FFO per share/unit achieved for fiscal year 2015, for "threshold," "target," and "maximum" levels of $0.64, $0.68 and $0.85, respectively.

In connection with Mr. Holmes' new appointment as Chief Financial Officer in February 2015, his total award opportunity under the STIP, stated as a percentage of base salary in effect as of the first day of the performance period, for the achievement of "threshold," "target," and "maximum" levels of performance was increased to 66%, 70% and 140%, respectively, from 47%, 50% and 100%. This change did not affect Mr. Holmes' award opportunity under the LTIP, as agreed to by Mr. Holmes.

For fiscal year 2015, the Company's FFO calculated in accordance with the STIP was $0.65 per share/unit, which met the specified "threshold" performance level of $0.64 per share/unit. Accordingly, the Company's Compensation Committee recommended, and the independent trustees approved, the following cash awards under the STIP to the named executive officers:

Timothy P. Mihalick	$424,068
Ted E. Holmes	$133,343
Diane K. Bryantt	$187,469
Mark. W. Reiling	$119,375
Michael A. Bosh	$112,659

  Executive Officer Long-Term Incentive Program.

Under the LTIP, executives are provided the opportunity to earn awards based on the degree of attaining specified performance goals of the Company over a one-year performance period beginning on the first day of each fiscal year, May 1st. Each award is initially expressed as a dollar amount that is converted into a number of common shares based on the closing price per share on the last day of the one-year performance period.

For fiscal year 2015, LTIP performance was evaluated based on the following objective performance goal: Three-Year Average Annual Total Shareholder Return ("3-YR TSR"), which is the average of the Annual Total Shareholder Return for common shares in each of the three consecutive fiscal years ending with and including the performance period (backward-looking). For the performance period beginning May 1, 2014 and ending April 30, 2015, the three consecutive fiscal years would include fiscal years 2013, 2014 and 2015. "Annual Total Shareholder Return," and "Three-Year Average Annual Total Shareholder Return," have the meanings set forth in the LTIP.

For fiscal year 2015, the 3-Yr TSR performance goals for the levels of "threshold," "target" and "high" were set at 6-10%, 11% and 12%, respectively, for the one-year performance period. If the 3-Yr TSR for the performance period falls between 6% and 10%, between 10% and 11% or between 11% and 12%, 3-Yr TSR will be rounded to the closest 3-Yr TSR percentage in increments of 0.5% (e.g., 10.2% will be rounded down to 10.0% and 10.3% will be rounded up to 10.5%) and the LTIP award will be determined by linear interpolation. If 3-Yr TSR falls below the applicable "threshold" level, the LTIP award will not be paid.

Each executive officer's total award opportunity under the LTIP, stated as a percentage of the targeted award (which target is 40% of the sum of (a) the executive's base salary on the first day of the performance period, (b) the executive's STIP target, whether or not awarded, and (c) the executive officer's LTIP target), for the achievement of "threshold," "target" and "high" performance requirements, is set forth in the table below:

	Threshold	Target	High

3-Yr TSR	6.0-10.0%	11.0%	12.0%
Payout	75%	100%	200%

LTIP awards are payable 50% in unrestricted, or vested, shares and 50% in restricted, or unvested, shares awarded at the conclusion of the performance period. The restricted shares vest on the one-year anniversary of the award date. The shares will be awarded under and in accordance with the 2008 Plan. These restricted and unrestricted shares will consist of an aggregate number of shares determined by dividing the dollar amount payable by the closing price per share on the last day of the one-year performance period, and will be issued within two-and-one half months of the end of the one-year performance period.

The Company will pay distributions on the restricted shares, but will withhold cash distributions paid in respect to unvested shares until such unvested shares become vested and non-forfeitable, at which time the Company will pay such cash distributions to the executive officer (without interest and net of any required tax withholding). If, during the one-year vesting period for the restricted shares, the executive's employment is terminated by the Company without Cause, or the executive dies or becomes subject to a Disability while employed by the Company, or a Change in Control occurs, the restricted shares awarded under the LTIP will immediately vest. "Cause," "Disability" and "Change of Control" will have the meanings set forth in the LTIP.

The executive must be employed on the last day of the performance period to receive an LTIP award. However, if during the one-year performance period the executive's employment is terminated by the Company without Cause, or the executive dies or becomes subject to a Disability while employed by the Company, the executive will receive an award under the LTIP calculated based on actual levels of performance as of the date of such event, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event and the prorated portion of the award will immediately vest. If a Change in Control occurs while the executive is employed by the Company during a one-year performance period, the executive will receive an award calculated in a similar manner as described above except that the award will not be prorated based on the period of employment during the performance period through the date of such event, and the award will immediately vest.

  Examples:

  The following examples illustrate the calculation of a potential LTIP award:

1. CEO Example:
CEO base salary as of first day of performance period:	$444,050
CEO's STIP "target" (100% of base salary):	$444,050

Total:	$888,100

  The CEO's LTIP award opportunity is stated as a percentage of the targeted award. The targeted award is calculated as follows: 40% of the sum of (a) the CEO's base salary ($444,050) plus (b) the CEO's STIP "target" award, whether or not awarded ($444,050), plus (c) the CEO's LTIP "target" award ($592,067, or $888,100 divided by 0.60 = $1,480,167, multiplied by 0.40 = an LTIP "target" of $592,067), which equals a targeted award of $592,067. If 3-Yr TSR at the end of the performance period is at the "threshold" level at 6%, the CEO will receive an LTIP award of 75% of the LTIP targeted award opportunity, or $444,050 ($592,067 multiplied by 0.75). If 3-Yr TSR at the end of the performance period is at the "target" level, the CEO will receive an LTIP award of 100% of the LTIP targeted award opportunity, or $592,067. If 3-Yr TSR at the end of the performance period is at the "high" level, the CEO will receive an LTIP award of 200% of the LTIP targeted award, or $1,184,134.

2. CIO Example:
CIO base salary as of the first day of performance period	$250,000
COO's STIP "target" (50% of base salary):	$125,000

Total:	$375,000

The CIO's LTIP award opportunity is stated as a percentage of the targeted award. The targeted award is calculated as follows: 40% of the sum of (a) the CIO's base salary ($250,000) plus (b) the CIO's STIP "target" award, whether or not awarded ($125,000), plus (c) the CIO's LTIP "target" award ($250,000, or $375,000 divided by 0.60 = $625,000, multiplied by 0.40 = an LTIP target of $250,000), which equals a targeted award of $250,000. If 3-Yr TSR at the end of the performance period is at the "threshold" level at 6%, the CIO will receive an LTIP award of 75% of the LTIP targeted award opportunity, or $187,500 ($250,000 multiplied by 0.75). If 3-Yr TSR at the end of the performance period is at the "target" level, the CIO will receive an LTIP award of 100% of the LTIP targeted award opportunity, or $250,000. If 3-Yr TSR at the end of the performance period is at the "high" level, the CIO will receive an LTIP award of 200% of the LTIP targeted award opportunity, or $500,000.

The following table shows the calculation of 3-Yr TSR for fiscal year 2015, for the established performance period from May 1, 2014 through April 30, 2015:

Three-Year Average Annual Total Shareholder Return
	FY2011	FY2012	FY2013	FY2014	FY2015

Avg. Closing Price of Common Shares	$ 8.8400	$ 7.7900	$8.5100	$8.6800	$8.2100
$ Change from prior fiscal year's average closing share price	$(0.0300)	$(1.0500)	$0.7233	$0.1666	$(.4699)
Dividends paid per share	$ 0.6860	$ 0.5615	$0.5200	$0.5200	$0.5200

Sum of change plus Dividends	$(0.6560)	$(0.4885)	$1.2433	$0.6866	$0.0501
Annual Total Shareholder Return		(5.53)%	15.96%	8.07%	0.58%
3-Yr TSR		(0.41)%	5.94%	6.17%	8.20%

As shown in the table above, the 3-Yr TSR in fiscal year 2015 was 8.20%, which, rounded down in accordance with the terms of the LTIP, met the 6.00-10.0% "threshold" level specified. Accordingly, the following LTIP awards were granted to the Company's named executive officers in regard to fiscal year 2015, based on the closing price of the common shares on April 30, 2015 of $7.17:

	Total No. of shares(1)	Total $ Amount (grant date fair value)

Timothy P. Mihalick	50,000(2)	$358,502
Ted E. Holmes	23,594	$169,167
Diane K. Bryantt	37,593	$269,545
Mark W. Reiling	29,637	$212,500
Michael A. Bosh	27,970	$200,545

(1)
Half of the shares awarded are restricted, and will vest on the one-year anniversary of the grant date (i.e., on April 30, 2016), provided the recipient is still employed with the Company, and subject to the terms and conditions of the Company's LTIP.

(2)
The total number of shares Mr. Mihalick earned under the LTIP for fiscal year 2015 was actually 70,189 shares, at the grant date fair market value of $503,257. As the Company's 2008 Incentive Award Plan limits the number of award shares that can be issued to a single person in any calendar year to no more than 50,000 shares, the Compensation Committee, in its discretion, awarded a special cash bonus to Mr. Mihalick equal to that portion of the award that exceeded the limitation, with half of the cash bonus to be paid at the time of vesting of the first half of the LTIP shares, and the remaining half to be paid at the time of vesting of the second half of the LTIP shares. Mr. Mihalick declined the payment of the special cash bonus, and accepted 50,000 shares as total payment for the earned LTIP award.

Health, Retirement and Other Benefits

In an effort to attract, retain and fairly compensate talented employees, the Company offers various benefit plans to its employees, including a profit-sharing retirement plan that is intended to be a qualified retirement plan under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), a 401(k) benefit plan, and health, life insurance and disability plans. These benefit plans are part of the Company's broad-based employee benefits program, and none of these plans is offered to the named executive officers either exclusively or with terms different from those offered to other eligible Company employees.

Executive Benefits and Perquisites

As noted above, the Company's named executive officers are generally offered the same employee benefits and perquisites offered to all employees. In fiscal year 2015, the only benefits or perquisites offered to any named executive officer either exclusively or with terms different from those offered to other eligible Company employees were the following: the use of a Company-purchased vehicle by Mr. Mihalick; the provision of Delta Airlines Sky Club memberships to Mr. Mihalick, Mr. Holmes and Ms. Bryantt; and the provision of a data plan to all named executive officers in addition to the Company's standard cell phone plan for employees. The Company provides executive benefits and perquisites to retain executive talent. The total value of all perquisites received in any year by any of the named executive officers is less than $10,000.

Compensation Elements and Basis for Compensation of Senior Executive Officers

The components of the Company's executive compensation program (base salary, incentive awards, health, retirement and other benefits, and executive benefits and perquisites) for fiscal year 2015 are discussed above. The key factors the Compensation Committee considered in setting or approving the compensation for the named executive officers are discussed above and include the nature, scope and level of their respective responsibilities and their individual contribution to the Company's operational and financial results. These factors were considered as a whole and no one factor was determinative of an executive's compensation, and they were based upon a subjective, non-formulaic and informal evaluation of senior executive performance by the Compensation Committee together with the CEO, as discussed above. Additionally, in the case of senior executive officers other than the CEO, the Compensation Committee generally deferred to the recommendations of the CEO.

Basis for President and Chief Executive Officer (Timothy P. Mihalick) Compensation. Mr. Mihalick's salary for fiscal year 2015 was based on an evaluation of those factors previously described and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment, the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, and acquisition activity), and the increase in responsibility level of Mr. Mihalick due to the Company's increased development activity and operational complexity. These factors were considered as a whole and no numerical weight was attributed to any particular factor. The incentive awards paid to Mr. Mihalick for fiscal year 2015 were granted based on the criteria and calculated in accordance with the formulas described above in the "Short- and Long-Term Incentive Awards" section of this Compensation Discussion and Analysis.

Basis for Executive Vice President and Chief Financial Officer (Ted E. Holmes) Compensation. Mr. Holmes' salary for fiscal year 2015 was based on the recommendations of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment, the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, and acquisition activity), and the increase in workload and responsibility level in connection with Mr. Holmes' promotion to Chief Financial Officer in February 2015, and increased development activity and operational complexity. These factors were considered as a whole and no numerical weight was attributed to any particular factor. The incentive awards paid to Mr. Holmes for fiscal year 2015 were granted based on the criteria and calculated in accordance with the formulas described above in the "Short- and Long-Term Incentive Awards" section of this Compensation Discussion and Analysis.

Basis for Executive Vice President and Chief Operating Officer (Diane K. Bryantt) Compensation. Ms. Bryantt's salary for fiscal year 2015 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment, the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in workload and responsibility level in connection with Ms. Bryantt's promotion to Chief Operating Officer in February 2015, and increased development activity and operational complexity. These factors were considered as a whole and no numerical weight was attributed to any particular factor. The incentive awards paid to Ms. Bryantt for fiscal year 2015 were granted based on the criteria and calculated in accordance with the formulas described above in the "Short- and Long-Term Incentive Awards" section of this Compensation Discussion and Analysis.

Basis for Executive Vice President and Chief Investment Officer (Mark Reiling) Compensation. Mr. Reiling's salary for fiscal year 2015 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment, the impact of economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, and acquisition activity), the increase in responsibility for Mr. Reiling due to the Company's increased dispositions and development activity, which resulted in an increased workload for Mr. Reiling and staff under his direct supervision, and the increase in responsibility level in connection with Mr. Reiling's promotion to Chief Investment Officer in February 2015. These factors were considered as a whole and no numerical weight was attributed to any particular factor. The incentive awards paid to Mr. Reiling for fiscal year 2015 were granted based on the criteria and calculated in accordance with the formulas described above in the "Short- and Long-Term Incentive Awards" section of this Compensation Discussion and Analysis.

Basis for Executive Vice President and General Counsel (Michael A. Bosh) Compensation. Mr. Bosh's salary for fiscal year 2015 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company's performance in the current economic environment, the impact of the economic conditions on the Company's operating and performance metrics (including FFO, occupancy levels, and acquisition activity), and the increase in responsibility level of the General Counsel due to the Company's increased development activity and operational complexity, resulting in an increased workload for Mr. Bosh and staff under his direct supervision. These factors were considered as a whole and no numerical weight was attributed to any particular factor. The incentive awards paid to Mr. Bosh for fiscal year 2015 were granted based on the criteria and calculated in accordance with the formulas described above in the "Short- and Long-Term Incentive Awards" section of this Compensation Discussion and Analysis.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount that the Company may deduct with respect to each of its named executive officers other its Chief Financial Officer. The limitation does not apply to compensation that qualifies as "performance-based compensation" under Section 162(m). In fiscal year 2015, President and CEO Timothy P.

Mihalick was the only executive officer or employee compensated at a level that exceeded this $1 million limit. The Company believes that the compensation awarded to Mr. Mihalick under the Company's STIP and LTIP qualifies as performance-based compensation and, accordingly, Section 162(m) did not affect the deductibility of the compensation paid to Mr. Mihalick.

Current Year Compensation Decisions

Base Salary

In the first quarter of the current fiscal year, the Compensation Committee recommended, and the independent trustees approved, no increases to the base salaries of Mr. Mihalick, Mr. Holmes and Ms. Bryantt and increases of 5% to the base salaries for the other named executive officers, with such increases effective as of May 1, 2015, as indicated below:

Timothy P. Mihalick	$444,050
Ted E. Holmes	$230,000
Diane K. Bryantt	$315,000
Mark W. Reiling	$262,500
Michael A. Bosh	$247,732

Short-Term Incentive Program

Additionally, in the first quarter of the current fiscal year, the Compensation Committee recommended, and the independent trustees approved, that the performance goals under the STIP will be based on the FFO per share/unit achieved for fiscal year 2016, with the "threshold," "target," and "maximum" levels set at $0.60, $0.64 and $0.80, respectively; and that the STIP will be paid at the following percentages of base salary in effect as of the first day of the performance period as set forth in the table below:

	Threshold	Target	Maximum

President and Chief Executive Officer Timothy P. Mihalick	94%	100%	200%
Executive Vice President and Chief Financial Officer Ted E. Holmes	66%	70%	140%
Executive Vice President and Chief Operating Officer Diane K. Bryantt	66%	70%	140%
Executive Vice President, Chief Investment Officer Mark W. Reiling	66%	70%	140%
Executive Vice President and General Counsel Michael Bosh	66%	70%	140%

Revised Long-Term Incentive Program

In the first quarter of fiscal year 2015, the Compensation Committee engaged FPL Associates as an independent consultant to advise the Committee on executive compensation matters, specifically to evaluate and redesign the Company's long-term incentive program to be consistent with best practices in the market and align closer with the Company's compensation program goals. FPL Associates conducted an analysis and peer comparison of the long-term incentive plans implemented by the Peer Group identified above to the Company's LTIP. The revised LTIP ("Revised LTIP") will be implemented beginning with fiscal year 2016.

The Revised LTIP will not be a separate written plan, but rather will be evidenced by individual stock award agreements to be issued to each of the named executive officers. This structure will allow the Committee the flexibility to make changes easily in the future to reflect best practices in the market.

The Revised LTIP will transition from a backward-looking program of historical performance to a forward-looking program that measures long-term performance on a future three-year basis utilizing

TSR (both absolute and relative) as the sole performance metric. Each award agreement will specify the number of shares that can be earned under the award by the named executive officer, and the terms, conditions and to what extent such shares will become earned and vested.

The Committee expects that relative TSR will be the metric for approximately 67% and absolute TSR for approximately 33% of the awards initially granted under the Revised LTIP. Formerly, the metric was solely absolute TSR. Relative TSR will be measured by the degree of the Company's under or over performance relative to the MSCI US REIT Index. Absolute TSR will be measure by the compounded annual growth rate ("CAGR") per share and unit, based on the common share price before the start of the performance period compared to the price at the end of the performance period. The Committee also expects that common share price appreciation will be based on the average closing price of the shares for the 20 consecutive trading days ending on the date before the performance period and ending on the last day of the performance period.

TSR performance goals will continue to be set at the following levels: threshold, target and high. To the extent deemed earned, awards will be payable in restricted shares, 50% of which will vest at the conclusion of the three-year performance period and 50% of which will vest on the first anniversary of the end of the performance period.

The independent trustees have set the performance goals for the initial performance period of the Revised LTIP at the following levels:

Metric	Threshold	Target	High

Relative TSR (67%)	90% of Index	105% of Index	120% of Index

Absolute TSR (33%)	10% CAGR	12% CAGR	14% CAGR

As the first awards under the Revised LTIP plan will not be earned until fiscal year end 2018 and paid in fiscal year 2019, the Compensation Committee recommended and the independent trustees approved a plan to bridge the period between the end of the former LTIP and the time when awards are earned and payable under the Revised LTIP ("Bridge LTIP") to avoid any gaps in pay and incentive opportunity for executive officers. Under the Bridge LTIP, awards will be granted that are earned on relative and absolute TSR performance targets measured over one-, two-, and three-year performance periods (this three-year award will be the Revised LTIP), each commencing at the same time. Awards can be earned upon conclusion of each respective performance period, with the amount of the compensation opportunity being scaled appropriately to reflect the performance period duration. For the one-year program, it is anticipated that awards will vest 100% at the end of fiscal year 2016; for the two-year program, it is anticipated awards will vest 100% at the end of fiscal year 2017; and for the three-year program, it is anticipated awards will vest 50% at the end of fiscal year 2018 and 50% at the end of fiscal year 2019.

Current Year Enhancements

Equity Ownership and Retention Policy

Effective July 1, 2015, the Company adopted the Policy Regarding Share Ownership and Retention that applies to the Company's executive officers, senior vice presidents, and trustees. Under this policy, participants are required to own shares of the Company based on the following applicable guidelines:

Position	Value of Shares	Achievement Period

Trustee	3x annual cash compensation	Within 5 years following the latter of July 1, 2015 or date the trustee was first elected or appointed

CEO	5x annual base salary

CFO, COO, & any other EVP	2x annual base salary	Within 5 years following the later of July 1, 2015 or the officer's hire date. Promotion to a new office resets the 5-year period.

SVP	1x annual base salary

Ownership includes: (1) shares owned directly by the participant, participant's spouse and/or children; (2) shares held in a revocable trust for the benefits of the participant, participant's spouse and/or children; (3) shares owned by an entity in which the participant has or shares the power to vote or dispose of the shares; (4) shares held in a retirement account owned by the participant or participant's spouse; and (5) shares pursuant to an equity award that are to vest within 12 months. Shares do not include shares pursuant to performance awards that have not yet been earned. The Company intends that equity awards granted by the Company under its equity compensation plans will satisfy such ownership requirements.

Once the Company certifies that a participant has met the ownership requirement, future declines in common share value will not impact compliance as long as the participant continues to own at least the same number of shares when certified.

In addition, the policy requires that an officer retains an amount equal to 60% of the net shares received as a result of equity awards granted by the Company until the officer either reaches the ownership required level, is no longer employed by the Company or ceases to be an officer, whichever occurs first. Trustees are required to retain an amount equal to 60% of the shares received as a result of any equity awards granted as compensation by the Company until the trustee is no longer a trustee of the Company.

Hedging and Pledging Policy

Effective as of May 1, 2015, the Company adopted the Policy Regarding Hedging and Pledging of Securities that applies the Company's executive officers, senior vice presidents, any designated Section 16 officers, and trustees. Under this policy, participants are prohibited from: (1) directly or indirectly engaging in hedging or monetization transactions, through transactions in the Company's securities or through the use of financial instruments designed for such purpose; or (2) pledging the Company's securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

Clawback Policy

The Company believes it is important to foster and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. For this reason, the Company adopted the Executive Incentive Compensation Recoupment Policy, more commonly known as a clawback policy, effective May 1, 2015. This policy applies to all executive officers, vice presidents and senior vice presidents who receive incentive compensation, including annual cash bonuses and cash and equity awards under the current or future STIP and LTIP, which are based on achievement of specified financial performance metrics. The policy applies to such awards approved, awarded or granted on or after the effective date of May 1, 2015.

In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, a person covered by this clawback policy will be required to reimburse or forfeit any incentive compensation received if such person engaged in fraud, intentional misconduct or illegal behavior that caused or contributed to such restatement. The amount to be reimbursed or forfeited will be the amount of the incentive compensation paid or awarded to the person based on the erroneous financial data exceeding the amount that would have been paid based on restated results, as determined by the Board in its sole discretion. The Board will also determine the method for recouping such amounts, which may include: (1) requiring reimbursement of cash incentive compensation previously paid to the person, (2) seeking recovery of any gain realized on the vesting, sale or other disposition of any equity-based awards, (3) offsetting the recouped amount from any compensation otherwise owed by the Company to the person, (4) cancelling outstanding vested or unvested equity awards made to the person, and/or (5) taking any other remedial and recovery action permitted by law.

The Board has the sole discretion to decide whether it is appropriate to recoup the pre- or post-tax incentive compensation amount based on the person's circumstances. However, actions taken to recover such incentive compensation under this policy will be effected in an manner that does not result in adverse tax consequences for the person under Section 409A of the Internal Revenue Code and applicable rules and regulations.

It is the Company's intention that this policy be interpreted in a manner consistent with the requirements of Section 10D of the Exchange Act.

Change In Control Severance Agreements

On July 1, 2015, the Company entered into Change In Control Severance Agreements with the executive officers, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Investment Officer, General Counsel and senior vice presidents. The Company believes it is important to provide such officers assurances regarding the benefits that will be payable if a change in control occurs and their employment with the Company and its affiliates is terminated without cause by the Company or terminated by the officer for good reason, as such terms are defined in the agreements. These agreements have an initial term of five years, but will automatically extend for additional one-year periods thereafter unless either party terminates the agreement no later than by March 31st of the preceding year.

Pursuant to each agreement, the payment of severance benefits is also contingent on the officer: (1) signing a release and waiver of all claims against the Company, which includes a covenant not to sue; and (2) complying with certain covenants during employment and after termination, including non-compete provisions for one year for the CEO and six months for other officers, non-recruitment provisions, and confidentiality agreements.

Severance benefits include: (1) severance pay equal to two times for the CEO, and one times for other officers, the sum of (i) base salary plus (ii) the average annual cash bonus awarded for the previous three years; (2) outstanding unvested stock awards that vest based on continued employment immediately become vested; (3) outstanding stock wards that vest based on performance goals, objectives or measures will remain outstanding until the end of the performance measurement period and become vested to the extent the performance goals, objectives or measures are achieved; (4) reimbursement of certain health insurance coverage for up to eighteen months; and (5) benefits under other Company plans and programs per the terms of such plans and programs.

Share-Based Awards

During fiscal year 2009, the Company's Board of Trustees, and the shareholders of the Company, approved the 2008 Plan, which permits the Committee and/or the Board to grant employees, officers, trustees and consultants of the Company and IRET Properties performance or incentive awards that are paid in cash, common shares or a combination thereof. Prior to the 2008 Plan, all incentive awards granted to officers or employees were paid in cash.

In June 2015, the Company's Board of Trustees approved, subject to the approval of shareholders, the 2015 Incentive Award Plan, which permits the Committee and/or the Board to grant officers, trustees and employees performance or incentive awards that are paid in cash, common stock or a combination thereof. The Board is submitting this 2015 Incentive Award Plan to the shareholders for their approval at the 2015 Annual Shareholder Meeting. Information on the 2015 Incentive Award Plan can be found under "Proposal 3: Approval of the 2015 Incentive Award Plan."

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board: Linda J. Hall (Chair) Terrance P. Maxwell Pamela J. Moret Jeffrey K. Woodbury

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table For Fiscal Year 2015

The table below summarizes the total compensation paid to or earned by the named executive officers serving at the end of fiscal year 2015, based on total compensation for the fiscal year ended April 30, 2015.

Name and Principal Position	Fiscal Year	Salary ($)	Share Awards(1) ($)	Bonus ($)	Non-equity Incentive Plan Compensation(2) ($)	All Other Compensation(*) ($)	Total ($)

Timothy P. Mihalick	2015	442,598	358,502	0(3)	424,068	35,773	1,260,941
President and Chief	2014	415,000	415,000	0	390,100	30,095	1,250,195
Executive Officer	2013	387,600	0	0	410,400	31,541	829,541
Ted E. Holmes(4)	2015	203,254	169,167	0	133,343	26,805	532,569
Executive Vice President and
Chief Financial Officer
Diane K. Bryantt(5)	2015	284,440	269,545	0	187,469	33,820	775,274
Executive Vice President	2014	261,500	222,275	0	172,590	31,454	687,819
and Chief Operating Officer	2013	248,816	0	0	184,623	30,399	463,838
Mark W. Reiling(6)	2015	248,250	212,500	0	119,375	33,700	613,825
Executive Vice President	2014	215,000	161,250	0	101,050	31,502	508,802
and Chief Investment Officer	2013	156,750	0	0	87,750	10,741	255,241
Michael A. Bosh	2015	235,163	200,545	0	112,659	33,563	581,930
Executive Vice	2014	220,500	165,375	0	103,635	30,627	520,137
President and General Counsel	2013	209,885	0	0	111,240	30,294	351,419

(1)
The amounts included in this column for fiscal years 2015 and 2014 represent the full grant date fair value, computed in accordance with ASC Topic 718, of shares awarded under the Company's LTIP with reference to fiscal year 2015 performance and 2014 performance, respectively. Half of the shares awarded were fully vested and unrestricted when issued. The other half vests on the one-year anniversary of the grant date, provided the recipient is still employed by the Company on that date, and subject to the terms and conditions of the LTIP. No shares were awarded with reference to fiscal year 2013 performance, since the established LTIP target was not met. See the Compensation Discussion and Analysis section in this Proxy Statement for further information on the Company's incentive awards for executive officers.
(2)
The amounts included in this column represent the cash awards earned under the referenced fiscal year pursuant to the Company's STIP, based on such fiscal year performance. The awards were paid following the end of the applicable fiscal year. See the Compensation Discussion and Analysis section in this Proxy Statement for further information on the Company's incentive awards for executive officers.
(3)
The Compensation Committee, in its discretion, awarded a special cash bonus to Mr. Mihalick equal to the amount that otherwise would have been earned by Mr. Mihalick under the LTIP for fiscal year 2015, based on fiscal year 2015 performance, but could not be awarded in common shares due to cap limitations under the Company's 2008 Incentive Award Plan. Mr. Mihalick declined the payment of the special cash bonus, and accepted the 50,000 shares as total payment for the earned LTIP award.Mr. Holmes was promoted to Chief Financial Officer and an executive officer of the Company in February 2015.
(4)
Ms. Bryantt was promoted from Chief Financial Officer to Chief Operating Officer of the Company in February 2015.
(5)
Mr. Reiling was promoted to Chief Investment Officer of the Company in February 2015.

(*)
All Other Compensation for the fiscal years ended April 30, 2015, 2014 and 2013 consists of the following:

	Years	401(k) Company Contribution ($)	Health and Dental Coverage ($)	Company Contribution to Profit-Sharing Plan ($)	Life Insurance & Long-term Disability Coverage ($)	Other ($)	Total ($)

Timothy P. Mihalick	2015	10,489	13,527	8,925	521	2,311(1)	35,773
	2014	8,987	11,710	8,925	473	0	30,095
	2013	11,111	10,892	8,750	788	0	31,541
Ted E. Holmes	2015	5,044	12,315	8,925	521	0	26,805
Diane K. Bryantt	2015	10,847	13,527	8,925	521	0	33,820
	2014	10,346	11,710	8,925	473	0	31,454
	2013	10,089	10,892	8,750	668	0	30,399
Mark W. Reiling	2015	10,831	13,423	8,925	521	0	33,700
	2014	10,446	11,658	8,925	473	0	31,502
	2013	1,200	9,124	n/a	417	0	10,741
Michael A. Bosh	2015	10,590	13,527	8,925	521	0	33,563
	2014	9,519	11,710	8,925	473	0	30,627
	2013	10,075	10,892	8,750	577	0	30,294

(1)
For the use of a Company-purchased vehicle.

Grants of Plan-Based Awards Table

The following table presents information regarding share awards granted to the named executive officers with reference to fiscal year 2015 performance, under the Company's 2008 Plan.

Name	Grant Date	All Other Share Awards: No. of Shares	Grant-Date Fair Value ($)(1)

Timothy P. Mihalick	4/30/2015	50,000(2)	358,502
Ted E. Holmes	4/30/2015	23,594	169,167
Diane K. Bryantt	4/30/2015	37,593	269,545
Mark W. Reiling	4/30/2015	29,637	212,500
Michael A. Bosh	4/30/2015	27,970	200,545

(1)
These amounts are the full grant date fair value of the awards determined in accordance with ASC Topic 718, i.e. the closing sale price ($7.17) of the common shares on the grant date of April 30, 2015. Half of the shares granted are fully vested and unrestricted; the other half vest on the first anniversary of the grant date (i.e., on April 30, 2016), provided the recipient is still employed with the Company, and subject to the terms and conditions of the Company's LTIP and Incentive Award Plan.
(2)
The total share award earned by Mr. Mihalick under the LTIP for fiscal year 2015 was 70,189 shares, at the grant-date fair value of $503,257. As the Company's 2008 Incentive Award Plan limits the number of award shares that can be issued to a single person in any calendar year to no more than 50,000 shares, the Compensation Committee, in its discretion, awarded a special cash bonus to Mr. Mihalick equal to that portion of the award that exceeded the limitation. Mr. Mihalick declined the payment of the special cash bonus, and accepted the 50,000 shares as total payment for the earned LTIP award.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding share awards granted to each of the named executive officers under the 2008 Plan which were outstanding at the end of the last completed fiscal year but had not yet vested. These awards will vest on the first anniversary of the grant date, April 30, 2016, provided the recipient is still employed with the Company, and subject to the terms and conditions of the Company's LTIP and 2008 Plan. See "Grants of Plan-Based Awards Table" for more information.

		Share Awards
Name	Grant Date	Number of Shares that have not vested (#)	Market Value of shares that have not vested as of 4/30/2015 ($)

Timothy P. Mihalick	4/30/2015	25,000	179,251
Ted E. Holmes	4/30/2015	11,797	84,584
Diane K. Bryantt	4/30/2015	18,796	134,773
Mark W. Reiling	4/30/2015	14,818	106,250
Michael A. Bosh	4/30/2015	13,985	100,273

Shares Vested

The following table presents information regarding share awards granted to each of the named executive officers under the 2008 Plan which vested during the last completed fiscal year. All shares were or became fully vested and unrestricted on April 30, 2015. The Company has not granted any share option awards to the named executive officers.

		Share Awards(1)
Name	Grant Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy P. Mihalick	4/30/2014	48,796	349,868
Ted E. Holmes	4/30/2014	19,796	141,936
Diane K. Bryantt	4/30/2014	31,542	226,154
Mark W. Reiling	4/30/2014	24,065	172,544
Michael A. Bosh	4/30/2014	23,468	168,266

(1)
These shares include: (i) 50% of the share awards granted under the LTIP on April 30, 2014 that vested on April 30, 2015, and (ii) 50% of the share awards granted under the LTIP on April 30, 2015 that vested immediately.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of April 30, 2015 regarding compensation plans (including individual compensation arrangements) under which the Company's common shares of beneficial interest are available for issuance:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	0	0	1,656,387(2)
Equity compensation plans not approved by security holders	0	0	0

Total	0	0	1,656,387

(1)
The 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties approved by shareholders on September 16, 2008.
(2)
All of the shares available for future issuance under the 2008 Incentive Award Plan approved by shareholders may be issued as restricted shares, performance awards or stock payment awards.

Potential Payments Upon Termination or Change in Control

Employment Agreements

The Company has not entered into any employment agreements with its officer or employees.

Change in Control Severance Agreements

On July 1, 2015, the Company entered into Change In Control Severance Agreements ("Change in Control Agreements") with each of its executive officers, including the Chief Executive Officer and Chief Financial Officer, and senior vice presidents. Under each agreement, an officer will receive severance payments and benefits if a change in control occurs and his or her employment with the Company and its affiliates is terminated without cause by the Company or terminated by the officer for good reason, as such terms are defined in the agreements. Such payments and receipt of benefits are also contingent on the officer: (1) signing a release and waiver of all claims against the Company; and (2) complying with certain covenants during employment and after termination, including a non-compete provision for one year for the CEO and six months for other officers; non-recruitment, or non-solicitation, provision; non-disparaging provision and confidentiality agreement.

Under the agreements, severance benefits include: (1) severance pay equal to 2x for the CEO, and 1x for other officers, the sum of (i) base salary plus (ii) the average annual cash bonus awarded for the previous three years; (2) outstanding non-vested, share awards that vest based on continued employment immediately become vested; (3) outstanding non-vested, performance-based share awards that vest based on performance goals, objectives or measures will remain outstanding until the end of the performance measurement period and become vested to the extent the performance goals, objectives or measures are achieved; (4) reimbursement of certain health insurance coverage for up to eighteen months; and (5) benefits under other Company plans and programs per the terms of such plans and programs.

The named executive officers would not receive any payment in the event of a termination without good reason by the officer or a termination for cause by the Company.

2008 Incentive Award Plan

Under the 2008 Plan, if an officer's employment with the Company is terminated for any reason, with or without cause, including termination by resignation, discharge, death, disability or retirement, the officer's non-vested, non-performance-based restricted awards granted under the 2008 plan will be forfeited. However, the Committee may, in its sole discretion, decide otherwise regarding non-vested, performance-based awards in connection with such termination or in connection with a change of control event.

Pursuant to such discretion, the STIP, implemented in connection with the 2008 Plan, provides that if an officer is terminated by the Company without cause, or the officer dies or becomes disabled while employed by the Company, or a change in control occurs, the officer shall receive the performance-based award based on the extent the performance goals are achieved during the performance period but prorated based on length of employment during the applicable performance period, which will vest immediately. The LTIP, implemented also in connection with the 2008 Plan, provides the same except, upon a change of control, the performance-based share award will not be prorated based on length of employment during the applicable performance period. If an officer voluntarily terminates his employment or is terminated by the Company with cause, the non-vested awards will be forfeited.

The following table provides information about the estimated maximum amounts payable to the named executive officers under various scenarios assuming a change of control and/ or termination had occurred on April 30, 2015. The table below does not include the cash amounts under the STIP or number of vested shares under the LTIP that otherwise would be payable to the named executive officer as of April 30, 2015.

Name and Termination Scenario	Cash Payment ($)(1)	Acceleration of Vesting of Long-Term Equity Incentive Awards ($)(2)

Timothy P. Mihalick - President and Chief Executive Officer
By Company For Cause(3)	0	0
By Company Without Cause	0	179,251
Upon Death or Disability	0	179,251
Upon Change in Control(4)	0	179,251
Upon Change in Control and Termination(5)	1,726,431(6)	179,251
Ted E. Holmes - Executive Vice President and Chief Financial Officer
By Company For Cause(3)	0	0
By Company Without Cause	0	84,584
Upon Death or Disability	0	84,584
Upon a Change in Control(4)	0	84,584
Upon Change in Control and Termination(5)	363,216(7)	84,584
Diane K. Bryantt - Executive Vice President and Chief Operating Officer
By Company For Cause(3)	0	0
By Company Without Cause	0	134,773
Upon Death or Disability	0	134,773
Upon a Change in Control(4)	0	134,773
Upon Change in Control and Termination(5)	519,088(8)	134,773
Mark W. Reiling - Executive Vice President and Chief Operating Officer
By Company For Cause(3)	0	0
By Company Without Cause	0	106,250
Upon Death or Disability	0	106,250
Upon a Change in Control(4)	0	106,250
Upon Change in Control and Termination(5)	373,056(9)	106,250
Michael A. Bosh - Executive Vice President and General Counsel
By Company For Cause(3)	0	0
By Company Without Cause	0	100,273
Upon Death or Disability	0	100,273
Upon a Change in Control(4)	0	100,273
Upon Change in Control and Termination(5)	367,066(10)	100,273

(1)
This column assumes that there was neither accrued but unpaid base compensation nor vacation time earned but unpaid as of April 30, 2014.
(2)
Amounts in this column reflect accelerated vesting of awards of restricted common shares under the LTIP that were outstanding at April 30, 2015. For purposes of this table, the market value per restricted common share is assumed to be $7.17, the closing market price per common share at the end of the last completed fiscal year, April 30, 2015.
(3)
No payments are made and no vesting occurs if the Company terminates the officer for "cause" as defined in the LTIP.
(4)
This reflects the occurrence of a change in control without the trigger of severance payments under the Change in Control Severance Agreement.
(5)
This reflects the occurrence of a change in control and the named executive officer's employment was terminated by the Company without cause or by the officer with good reason, thereby triggering severance payments under the Change in Control Severance Agreement, assuming that all conditions under such agreement had been met as of April 30, 2015.
(6)
Includes the reimbursement of health care benefits, estimated to be $21,953, assuming the reimbursement is for the full 18 month period and based on monthly premiums in place as of April 30, 2015.
(7)
Includes the reimbursement of health care benefits, estimated to be $28,746, assuming the reimbursement is for the full 18 month period and based on monthly premiums in place as of April 30, 2015.
(8)
Includes the reimbursement of health care benefits, estimated to be $22,527, assuming the reimbursement is for the full 18 month period and based on monthly premiums in place as of April 30, 2015.
(9)
Includes the reimbursement of health care benefits, estimated to be $20,331, assuming the reimbursement is for the full 18 month period and based on monthly premiums in place as of April 30, 2015.
(10)
Includes the reimbursement of health care benefits, estimated to be $21,953, assuming the reimbursement is for the full 18 month period and based on monthly premiums in place as of April 30, 2015.

Compensation Policies and Risk Management

The Compensation Committee members evaluate the principal elements of executive and non-executive compensation to determine whether they encourage excessive risk-taking. While the Compensation

Committee members focus on the compensation of the executive officers because risk-related decisions depend predominantly on their judgment, they also consider the compensation of other senior officers and employees operating in decision-making capacities. The Compensation Committee believes that because of the following there is a low likelihood that the Company's compensation policies and practices would encourage excessive risk-taking:

  •
  Compensation for executive and senior officers is comprised of various components: base salary, cash awards under the STIP and equity awards under the LTIP. The mix is designed to balance near-term performance improvement with sustainable long-term value creation.

  •
  A significant percentage of compensation is equity-based, long-term compensation under the LTIP. The LTIP awards are payable 50% in unrestricted shares and 50% in restricted shares that vest over a one-year period. The use of restricted shares encourages the Company's executive officers to focus on sustaining the Company's long-term performance because unvested awards could significantly decrease in value if the Company's business is not managed with long-term interest in mind.

  •
  The STIP and LTIP utilize various performance goals. The STIP utilizes the objective performance goal of Funds from Operations, or FFO, per share and unit achieved over a one-year performance period. For fiscal year 2015, the LTIP utilized an objective performance goal based on the past Three-Year Average Annual Total Shareholder Return, or 3-Yr TSR. During fiscal year 2016, the Compensation Committee will transition the LTIP to a forward-looking program that measures long-term performance over a future three-year period utilizing total shareholder return, or TSR, including both absolute and relative, as the performance metric. The use of several performance goals was intentionally selected by the Compensation Committee with the goal of aligning executive compensation with long-term creation of shareholder value.

  •
  For each executive officer, the target incentive awards under the STIP is based on a percentage of base salary and the degree of achievement of specific "threshold," "target," and "maximum" performance goals. Awards could be granted to the named executive officers ranging from 47% to 200% during fiscal year 2015, and from 66% to 200% during fiscal year 2016, of their base salary. The Compensation Committee believes the STIP contains reasonable award opportunities that are capped at appropriate maximum levels.

  •
  The 2008 Plan, and the 2015 Plan if approved by the shareholders at the Annual Meeting, both contain individual limitations on the maximum amount that may be granted or awarded in any calendar year to a participant, including under the STIP and LTIP. The Compensation Committee believes these limitations are currently set at appropriate maximum levels under the 2015 Plan, and were set at appropriate maximum levels at the time the 2008 Plan was approved.

  •
  If achievement of the established metric for the STIP falls below the "threshold" level and awards are not earned, the independent trustees retain discretion, after assessing various factors, to lower the metrics underlying the performance goal, but only for non-Section 162(m) employees. If the independent trustees make the determination not to lower the metrics, the Compensation Committee may grant, for retention and recognition purposes, discretionary bonuses to officers (excluding the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, who are not eligible to receive a discretionary bonus) capped at 20% of the targeted short-term incentive pool. This avoids an "all-or-nothing" approach to earning awards.

  •
  The Company adopted an equity ownership and retention policy by which each executive and senior officer is required to maintain a multiple of his or her base salary in common shares. The multiples are 5x for the chief executive officer, 2x for the other executive officers and 1x for senior vice presidents. In addition, the officers are required to retain 60% of the net shares received under equity awards until either the officer reaches the ownership required level, is no longer employed by the Company or ceases to be an officer. This ownership and retention policy requires each executive officer to maintain a meaningful equity interest in the Company that could significantly decrease in value if the Company's business is not managed with long-term interest in mind.

  •
  The Company adopted a "clawback" policy by which, with respect to any incentive awards granted after May 1, 2015, the Board will have the right to recoup all or any portion of incentive awards granted based on the Company's financial statements if the person had engaged in fraud, intentional misconduct or illegal behavior which caused or contributed to a material restatement of such financial statements.

  •
  The Company adopted a policy prohibiting executive and senior officers from engaging in hedging or monetization transactions involving the Company's securities and from pledging the Company's securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

The Compensation Committee believes this combination of factors encourages prudent management of the Company and discourages executive officers from taking risks that are not in the Company's long-term interest. Accordingly, the Compensation Committee believes the Company's compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Retirement and 401(k) Plans

The Company's profit-sharing retirement plan is intended to be a qualified retirement plan under the Internal Revenue Code. Contributions to the retirement plan by the Company are at the discretion of the Company's management, and are subject to a vesting schedule. The Company currently expects to contribute an amount of not more than 3.5% of the salary of each employee participating in the retirement plan. Employees are eligible to receive discretionary employer contributions if they are over the age of 21, have completed 1,000 hours of service within the plan year, and are employed on the last day of the plan year.

In addition, the Company sponsors a defined contribution 401(k) retirement plan. Employees over the age of 21 may participate in the Company's 401(k) plan, except for collectively bargained employees, non-resident alien employees, and part-time/temporary/seasonal employees scheduled to work less than 1,000 hours of service within the plan year. Eligible employees can participate in the plan immediately upon hire, but are not eligible for the employer match until they have completed six months of service and worked at least 1,000 hours per calendar year. Employees participating in the 401(k) plan may contribute up to maximum levels established by the IRS. The Company currently matches, dollar for dollar, employee contributions to the 401(k) plan in an amount equal to up to 4% of the wages of each employee participating in the 401(k) plan.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2015, the following served as members of the Compensation Committee of the Board of Trustees, either for all or part of the fiscal year: Ms. Linda J. Hall, Mr. Terrance P. Maxwell, Mr. Jeffrey Miller, Ms. Pamela J. Moret and Mr. Jeffrey K. Woodbury. None of the members of the Company's Compensation Committee currently is, or was formerly, an officer or employee of the Company. During fiscal year 2015, none of the Company's executive officers served on the compensation committee or any similar committee of any other entity or served as a director for any other entity whose executive officers served on the Company's compensation committee.

 PROPOSAL 3: APPROVAL OF THE 2015 INCENTIVE AWARD PLAN

Description of Proposal

The Company currently has in effect the 2008 Incentive Award Plan, or the 2008 Plan. The 2008 Plan permits the Compensation Committee and/or the Company's Board of Trustees to grant incentive awards in the form of restricted stock, cash bonuses, stock bonuses and other performance or incentive awards that can be paid in cash, common shares or a combination thereof. The 2008 Plan was first adopted by the Board in July 2008, and approved by shareholders in September 2008. The 2008 Plan expires on, and no further awards may be granted under the plan after, July 9, 2018.

On June 24, 2015, the Board adopted the 2015 Incentive Award Plan (the "2015 Plan"), subject to the approval of the Company's shareholders. The 2015 Plan is intended to replace the 2008 Plan, which will expire in three years, and to increase the individual award limitations to enable the Compensation Committee to grant awards that are competitive, which will assist in the recruitment and retention of quality executive officers and other employees. If the shareholders approve the 2015 Plan, no additional awards will be granted under the 2008 Plan. If the 2015 Plan is not approved by shareholders, then the 2008 Plan will remain in place and awards will continue to be granted pursuant to the terms of the 2008 Plan.

The Board believes that the 2008 Plan has benefited, and the 2015 Plan will benefit, the Company by: (i) assisting in recruiting and retaining the services of individuals with high ability and initiative, (ii) providing greater incentives for employees and other individuals who provide valuable services to the Company and its subsidiaries and affiliates and (iii) associating the interests of participants with those of the Company and its shareholders, as the value of equity awards is directly linked to the market value of the Company's common shares.

The following is a summary of the material features of the 2015 Plan, which is qualified in its entirety by reference to the terms of the 2015 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Voting Matters

This proposal requires the affirmative vote of a majority of the votes cast by the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, for approval.

Shareholder approval of the 2015 is necessary in order for the Company to: (1) meet the NYSE shareholder approval requirements, and (2) allow compensation resulting from awards to be granted under the 2015 Plan intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Vote Recommended

  The Board recommends that the shareholders vote FOR the approval of the 2015 Plan.

Administration of the 2015 Plan

The 2015 Plan will be administered by the Compensation Committee, except with respect to awards to non-employee trustees (i.e., a member of the Board who is not also an employee of the Company or an affiliate of the Company), in which case the plan will be administered by the whole Board. References in this summary to the "Administrator" include the Compensation Committee and, with respect to awards made to non-employee trustees, the Board.

The Administrator has the authority to grant awards under the plan, determine the eligible individuals who will receive awards, determine the type of awards granted, specify the terms and conditions that govern each award, and approve the number of common shares subject to any award.

No awards have been made under the 2015 Plan, and the Administrator does not intend to grant awards under the 2015 Plan until the shareholders have approved the plan. As described under "Current Year Compensation Decisions — Revised Long-Term Incentive Program," the Compensation Committee has approved the Revised LTIP. Initial awards anticipated to be granted under the 2015 Plan pursuant to the Revised LTIP have not been finally determined although the general terms of those awards are expected to be consistent with the description of the Revised LTIP as described above. Because awards under the 2015 Plan will be made at the Administrator's discretion, except in the case of the initial awards under the Revised LTIP, the Company is unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted under the 2015 Plan. For the same reason, the Company is unable to determine the awards that would have been granted last year if the 2015 Plan had been in effect. However, outstanding awards previously granted under the 2008 Plan are reported herein. See "Executive Officer Compensation Tables — Grants of Plan-Based Awards."

Eligibility

The following are eligible to receive award grants under the 2015 Plan: (1) an employee of either the Company, IRET Properties or any of their affiliates; (2) a member of the Board; and (3) a consultant who is an individual and provides bona fide services to either the Company, IRET Properties or any of their affiliates (other than in connection with the offer, sale or promotion of Company securities).

Share Authorization

The maximum aggregate number of common shares that may be issued under the 2015 Plan is 4,250,000 common shares. As of July 1, 2015, of the 2,000,000 common shares authorized under the 2008 Plan, approximately 1,436,623 common shares remained available for awards under the plan. As noted above, no additional awards will be granted under the 2008 Plan if the 2015 Plan is approved by shareholders. Accordingly, the total authorization of 4,250,000 shares under the 2015 Plan represents an increase of approximately 2,813,377 shares over what is currently available under the 2008 Plan.

In determining the number of shares to include in the 2015 Plan, the Board reviewed an analysis prepared by the Compensation Committee's independent compensation consultant, which included an analysis of, among other things, burn rate, dilution, overhang metrics, the expected plan duration, cost of the 2015 Plan, as well as best market practices and trends. The Company's burn rate is below the competitive median, and the requested share authorization will position the Company's total overhang below the median of its Peer Group (identified under "Compensation Discussion and Analysis — Executive Compensation Philosophy" of this Proxy Statement). The Board believes this share request will be sufficient to provide competitive equity grants to participants in the 2015 Plan over the next few years and will not be perceived by most shareholders as overly dilutive based on general market standards.

In connection with stock splits, stock dividends, recapitalizations and certain other events, the Board will make adjustments that it deems appropriate in the aggregate number of common shares that may be issued under the 2015 Plan, as well as the terms of outstanding awards and the per individual grant limitations (described below under "Individual Award Limitations").

If any stock awards or stock unit awards are forfeited, terminated, expired, cancelled, surrendered or settled in cash without the issuance of shares, the common shares subject to such awards, to the extent of the forfeiture, termination, expiration, cancellation, surrender or cash settlement, will again be available for awards under the 2015 Plan. Any shares that are tendered or withheld from the settlement of an award to satisfy a tax withholding obligation under an award will not be available for future awards granted under the 2015 Plan.

No awards have been issued under the 2015 Plan.

Individual Award Limitations

The 2015 Plan provides that no participant may be granted or awarded, in any calendar year: (1) stock awards and stock unit awards covering more than 500,000 common shares or (ii) incentive awards that provide for a total payment (in cash or common shares) exceeding $2,000,000. As to non-employee trustees, the individual limitations are lower. Under the plan, no non-employee trustee may be granted or awarded, in any calendar year: (i) stock awards and stock unit awards covering more than 25,000 common shares or (ii) incentive awards that provide for a total payment (in cash or common shares) exceeding $200,000.

Types of Awards

The Administrator will have the authority to grant stock awards, stock unit awards and incentive awards under the 2015 Plan. The 2015 Plan generally provides that no award will become fully earned or vested or its requirements fully satisfied before the first anniversary of the date of grant. However, the Administrator may accelerate the time of vesting or settlement of an award if the participant's employment or service is terminated or if the award has been outstanding for at least one year. In addition, the Administrator may accelerate the time of vesting or settlement of awards of up to 150,000 common shares without regard to the one-year requirement.

In addition, a participant may not sell or dispose of the shares acquired under an award except in compliance with the Company's Policy Regarding Share Ownership and Retention, as may be subsequently amended or replaced by a similar policy. See "Compensation Discussion and Analysis — Current Enhancements — Equity Ownership and Retention Policy" for more information on the current policy.

Stock Awards

The 2015 Plan provides for the grant of stock awards. A stock award is an award of common shares that will be subject to restrictions as the Committee determines on the date of grant and consistent with the terms of the 2015 Plan, including the vesting requirements described above. The vesting requirements and/or restrictions may be stated with reference to one or more performance objectives, including objectives stated with respect to "performance goals" as described below under "Section 162(m)." The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Committee may determine.

A participant who receives a stock award will have all the rights of a shareholder as to those shares underlying the award, including the rights to vote and receive distributions on the shares. However, if the stock award does not vest solely based on continued employment or service, distributions payable on the shares underlying the award will be paid when, and only to the extent that, the award vests. A participant will be prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of the shares underlying a stock award until the award vests.

Stock Unit Awards

The 2015 Plan provides for the grant of stock unit awards. A stock unit award is an award of stock units, which represent the participant's right to receive an equal number of common shares or an amount based on the value of the common shares, or a combination of both, when the requirements established by the Administrator, consistent with the terms of the 2015 Plan, including the vesting requirements described above, are satisfied.

The Administrator will determine the applicable performance period, the performance objective(s), including objectives stated with respect to "performance goals" as described below under "Section 162(m)" or such other criteria determined by the Administrator, and such other conditions that apply to the stock unit award on the date of grant. To the extent the performance objective(s) and other requirements are met, stock unit awards will be earned and paid in cash, common shares or a combination of both.

A participant who receives a stock unit award will not have any rights of a shareholder as to any shares underlying the award until, and only to the extent, the stock unit award is earned and common shares are issued in payment of the award. However, the Administrator may, at the time the award is granted, provide a participant the right to receive distribution equivalents on the shares underlying the award. Distribution equivalents are payments equal to the ordinary cash distributions that would otherwise be paid on issued and outstanding common shares. The payment of distribution equivalents may be paid in cash, common shares or a combination of both, and may be subject to such terms, conditions, restrictions and/or limitations as the Administrator may decide. However, if a stock unit award does not vest solely based on continued employment or service, distribution equivalents payable on the award will be accumulated and paid, without interest, when, and only to the extent that, the stock unit award vests.

Incentive Awards

The 2015 Plan also provides for the grant of incentive awards. An incentive award represents a participant's right to earn a payment when the terms and conditions established by the Administrator at the time of grant, consistent with the terms of the 2015 Plan, including the vesting requirements described above, are satisfied.

The Administrator will determine the applicable terms and conditions applicable to the incentive award, which may include continued employment for a specified period, performance objective(s), including objectives stated with respect to "performance goals" as described below under "Section 162(m)," or such other conditions determined by the Administrator. To the extent the terms and conditions are met, incentive awards will be earned and paid in cash, common shares or a combination of both.

A participant who receives an incentive award will not have any rights of a shareholder as to any shares underlying the award until, and only to the extent, the incentive award is earned and common shares are issued in payment of the award.

Change in Control

In the event a change in control occurs (as defined under the 2015 Plan), the Administrator may, at its discretion, require outstanding stock awards, stock unit awards and incentive awards be assumed by the surviving entity or replaced by a comparable substitute award of substantially equal value issued by the surviving entity.

If awards are not assumed or replaced with substitute awards, the Administrator may provide that: (1) stock awards become vested in full; (2) stock unit awards become earned in full and paid in vested common shares; and (3) incentive awards become earned, in whole or in part, in accordance with the terms of the award. In addition, the Administrator may provide that stock unit awards and incentive awards be cancelled and exchanged for payment in cash, common shares or other securities received by the Company's shareholders in the change in control transaction equal to the price per share received by shareholders for each common shares in the change in control transaction.

In summary, a change in control under the 2015 Plan occurs if:

  •
  a person, entity or group (with certain exceptions) acquires, in a transaction or series of transactions, the beneficial ownership of at least 35% of the Company's combined voting power;

  •
  the Company engages in a merger, consolidation, reorganization or other business combination or sells or disposes of all or substantially all of the Company's assets whereby the voting securities of the Company immediately prior to such transaction will not represent 50% or more of the combined voting power of the successor entity's voting securities immediately after the transaction;

  •
  the Company's shareholders approve a plan of liquidation or dissolution of the Company; or

  •
  individuals who, at the beginning of such period, constitute the Board, together with any new trustees whose nomination or election was approved by a majority of the trustees then on the Board (other than individuals who become trustees in connection with an election contest or third-party solicitation of proxies) cease for any reason to constitute a majority of the Board.

The Internal Revenue Code has special rules that apply to "parachute payments," which is compensation paid due to a change in control. This may include payments due to awards granted under the 2015 Plan together with payments under other plans and agreements. If the total amount of parachute payments exceeds a safe harbor amount prescribed by the Internal Revenue Code, the recipient will be liable for a 20% excise tax on that portion of the parachute payments which exceed the safe harbor amount, and the Company will not be allowed to claim a federal income tax deduction for such portion of the parachute payments.

The 2015 Plan provides that parachute payments under the plan will be reduced if, and only to the extent that, a reduction will allow a participant to receive a greater net after tax amount than a participant would receive otherwise. However, the benefits will not be reduced, and the participant will receive all of the parachute payments, if the participant will receive a greater after-tax benefit, taking into account the excise tax payable by the participant, by receiving all of the parachute payments. The 2015 Plan provides that these provisions do not apply to a participant who, under an agreement with the Company or the terms of another plan, is not permitted to receive parachute payments in excess of the safe harbor amount.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits, to $1,000,000, the deduction that a public corporation may claim for compensation paid to each of its chief executive officer and its three other most highly paid executive officers (other than the chief financial officer). The deduction limitation does not apply to compensation that qualifies as "performance based compensation" under Section 162(m).

Awards granted under the 2015 Plan can qualify as performance based compensation under Section 162(m) only if, among other things, the plan, as approved by shareholders: (1) includes a limit on the benefits that an individual may receive in a stated period and (2) the plan identifies the performance measures or criteria that may be used for awards that are intended to qualify as performance based compensation.

As required by Section 162(m), the 2015 Plan includes limits on the benefits that any participant may receive in a stated period. See "Individual Award Limitations" above for more information.

The 2015 Plan also identifies performance criteria that may be used to establish performance goals for determining whether an award becomes vested or earned. The Administrator may prescribe that an award will become vested or be earned upon the attainment of performance goals or objectives stated with respect to one or more of the following: (1) funds from operations and funds from operations per share and unit; (2) United States generally accepted accounting principles ("GAAP") earnings per share; (3) improvement in economic vacancy or other operational targets; (4) asset growth; (5) pre-tax or after-tax income (before or after allocation of corporate overhead and bonus); (6) net income (before or after taxes); (7) reduction in expenses; (8) pre-tax or after-tax operating income; (9) earnings

(including earnings before taxes, earnings before interest and taxes, or earnings before interests, taxes, depreciation and amortization); (10) gross revenue; (11) working capital; (12) profit margin or gross profits; (13) Fair Market Value; (14) cash flow or cash flow per share (before or after dividends); (15) cash flow return on investment; (16) return on capital (including return on total capital or return on invested capital); (17) return on assets or net assets; (18) market share; (19) pre-tax or after-tax earnings per share; (20) pre-tax or after-tax operating earnings per share; (21) total stockholder return; (22) growth measures, including revenue growth, as compared with a peer group or other benchmark; (23) economic value-added models or equivalent metrics; (24) comparisons with various stock market indices; (25) improvement in or attainment of expense levels or working capital levels; (26) operating margins, gross margins or cash margins; (27) year-end cash; (28) debt reductions; (29) stockholder equity; (30) regulatory achievements; (31) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel; (32) customer satisfaction; (33) operating efficiency, productivity ratios; or (34) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period).

A performance goal or objective may be stated with respect to the Company, IRET Properties, any of their affiliates or any division or operating unit business unit thereof; and may be expressed on an absolute and/or relative basis to the performance of one or more similarly situated companies or a published index. In establishing a performance goal or objective, the Administrator may exclude any or all special, unusual or extraordinary items as determined under generally accepted accounting principles, including the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent allowed by Section 162(m), the Administrator may also adjust performance goals or objectives to reflect the impact of unusual or non-recurring events affecting the Company and for changes in applicable tax laws and accounting principles.

Return of Awards; Repayment

The 2015 Plan provides that all awards, and all payments under awards, are subject to any policy that the Company adopts requiring the return or repayment of benefits, i.e., a clawback policy. To the extent required by such policy, as in effect on the date the award is granted, the date of payment or the date the award became vested or earned, a participant will be required to return any award issued and repay any payment previously made with respect to an award.

Amendment; Termination

The 2015 Plan may be amended or terminated by the Board at any time. However, shareholder approval will be required if an amendment either: (1) materially increases the aggregate number of shares that may be issued under the plan (other than adjustments permitted under the plan), (2) materially increases the benefits accruing to participants under the plan, (3) materially changes the class of individuals eligible to become participants under the plan, or (4) is required to be approved by the shareholders under applicable law or by the New York Stock Exchange's shareholder approval rules.

No amendment may, without the participant's consent, adversely affect the rights of the participant under outstanding awards.

The 2015 Plan provides that no awards may be granted under the plan after June 23, 2025.

Federal Tax Consequences

Outside counsel advised the Company regarding the federal income tax consequences of the 2015 Plan. Income is recognized on account of the grant of a stock award when the shares subject to the award first become transferable or are no longer subject to a substantial risk of forfeiture. At that time, the participant will recognize ordinary income equal to the fair market value of the common shares, less any amount paid by the participant for the common shares.

No income is recognized upon the grant of stock unit awards or incentive awards. Income will be recognized on the date that payment is made under the stock unit award or incentive award equal to the amount paid in settlement of such awards.

The Company generally will be entitled to claim a federal income tax deduction on account of the vesting of a stock award or the settlement of stock unit awards and incentive awards. The amount of the deduction generally is equal to the ordinary income recognized by the participant.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Description of Proposal

The Audit Committee has approved the selection of Grant Thornton LLP ("Grant Thornton") to serve as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2016.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification. If this selection of auditors is not ratified by the shareholders at the Annual Meeting, the Audit Committee will review its future selection of independent auditors.

The Company expects that representatives of Grant Thornton will be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Vote Required

This proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy, provided a quorum is present, at the Annual Meeting, for approval.

Vote Recommended

The Board recommends that you vote FOR the ratification of the selection of Grant Thornton LLP as the Company's independent auditor for fiscal year 2016.

 ACCOUNTING AND AUDIT COMMITTEE MATTERS

Fees Paid to the Company's Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees billed for the audit and other services provided by Grant Thornton for fiscal years 2015 and 2014. These amounts include reimbursed expenses. The Audit Committee approves in advance all fees paid to, and services provided by, the Company's independent registered public accounting firm. The Audit Committee has considered the services provided by Grant

Thornton in fiscal year 2015 and has determined that all such services were compatible with maintaining Grant Thornton's independence.

	2015	2014
Audit Fees	$336,165	$327,527
Audit-Related Fees	20,150	19,000
Tax Fees	0	0
All Other Fees	3,500	3,500

Total	$359,815	$350,027

Audit Fees:    This category includes the audit of the Company's annual financial statements, review of financial statements included in the Company's quarterly reports on Form 10-Q, and services that are normally provided by the independent accountant in connection with regulatory filings, such as comfort letters and consents and assistance with and reviews of documents filed with the SEC.

Audit-Related Fees:    This category consists of assurance and related services provided by the independent accountant that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under "Audit Fees." The services for the fees disclosed under this category generally include fees for stand-alone audits of subsidiaries, due diligence associated with acquisitions, benefit plan audits, other accounting consulting, and Sarbanes-Oxley Section 404 pre-implementation assistance.

Tax Fees:    This category consists of professional services rendered by the independent accountant primarily in connection with the Company's tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns.

All Other Fees:    This category consists of fees for other permissible services that do not meet the above category descriptions. The $3,500 in fiscal years 2015 and 2014 represents the annual charge to the Company for a web-based accounting research tool.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company's annual financial statements on behalf of the Board. In addition, the Audit Committee oversees the work of the Company's internal audit function. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States ("GAAP") and for management's report on internal control over financial reporting. The Company's independent registered public accounting firm, Grant Thornton, is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. The Audit Committee met four times during fiscal year 2015, and all of these meetings included executive sessions with our independent accountant without management being present. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and Grant Thornton to review and discuss annual and quarterly financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with Grant Thornton matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures.

In addition, the Audit Committee discussed with Grant Thornton matters relating to its independence and has received from Grant Thornton the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence.

The Audit Committee pre-approves all services provided by the independent auditor to the Company, and the related fees for such services, and has concluded that all such services provided in fiscal year 2015 were compatible with the auditors' independence. The independent auditors provided nominal non-audit or non-audit related services to the Company during fiscal year 2015. See "Proposal 4: Ratification of Selection of Independent Auditor" for more information regarding fees paid to the Company's independent auditors for services in fiscal years 2015 and 2014.

During fiscal year 2015, the Audit Committee continued to oversee the internal auditor's ongoing testing of the effectiveness of our internal controls. The findings of the internal auditor were reported to the Audit Committee on a quarterly basis. Grant Thornton, as part of its 2015 audit of our financial statements, independently reviewed our internal controls.

On the basis of the reviews and discussions the Audit Committee has had with Grant Thornton, our internal auditor, and with management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2015 for filing with the SEC.

The Audit Committee has selected Grant Thornton as the Company's independent registered public accounting firm for fiscal year 2016. The Board of Trustees has concurred in that selection and has presented the matter to the shareholders of the Company for ratification.

Submitted by:

Jeffrey K. Woodbury (Chair)
Jeffrey L. Miller
Pamela J. Moret
John D. Stewart

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act ("Section 16(a)") requires that the trustees and executive officers of the Company and holders of more than 10% of the Company's equity securities file with the SEC, within specified due dates, initial reports of beneficial ownership of the Company's common shares of beneficial interest, Units and preferred shares, and reports of changes in ownership of Shares, Units and preferred shares. As a matter of practice, the Company's administrative staff assists the trustees and executive officers with these reporting requirements, and typically files these reports on their behalf. The Company is required to disclose whether it has knowledge that any person required to file such reports may have failed to do so in a timely manner. Based solely on a review of the copies of the fiscal year 2015 reports in the Company's possession, and on written representations from the Company's trustees and executive officers that no other reports were required during the year ended April 30, 2015, the Company believes that all of the Section 16(a) reporting obligations for the fiscal year ended April 30, 2015 were met.

SHAREHOLDER PROPOSALS

The Company did not receive a request from any shareholder that a matter be submitted to a vote at the Annual Meeting. Shareholders who wish to submit a proposal for presentation at the annual meeting of shareholders to be held in 2016 must submit the proposal to the Company at PO Box 1988, Minot, ND, 58702-1988, Attention: Secretary. Such proposal must be received by the Company no later than April 4, 2016, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC and set forth in Rule 14a-8 of the Exchange Act in order to be included in the proxy statement.

Shareholders who wish to make a proposal at the 2016 Annual Meeting of Shareholders without having the proposal included in the Company's proxy statement and form of proxy relating to that meeting must notify the Company by June 22, 2016. If such notice is not received by the Company by this date, then such notice will be considered untimely under Rule 14a-4(c)(1) of the Securities Exchange Act, and the persons named as proxies in the proxies solicited by the Board for the 2016 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

For information on recommending individuals for consideration as nominees to the Company's Board of Trustees, see the discussion under "Corporate Governance and Board Matters — Board Committees."

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

In accordance with notices that the Company sent to certain shareholders, the Company is sending only a single copy of its annual report and proxy statement or Notice of Availability of Proxy Materials, as applicable, to shareholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing the Company's common shares at two different brokerage firms, your household will receive two copies of the Company's annual meeting materials, one from each brokerage firm.

If you received a householded mailing this year and you would like to have separate proxy materials mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Investor Relations Department by fax to 1-701-838-7785, by mail to the Company at Investor Relations, PO Box 1988, Minot, ND 58702-1988 or by calling Investor Relations between 8:30 a.m. and 5:00 p.m. CT at 1-888-478-4738. Similarly, you may also contact the Company if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

COMMUNICATING WITH IRET

If you would like to receive information about Investors Real Estate Trust, you may use one of the following methods:

  1.
  The Company's Internet site, located at www.iret.com, contains information about the Company and its properties. The "Investor Info" section of the site contains press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to the Company's SEC filings. This Proxy Statement and the 2015 Annual Report on Form 10-K are both available on www.iret.com.

  2.
  To have information such as the Company's latest quarterly or annual report mailed to you, please call 1-888-478-4738 or send a fax with your request to 1-701-838-7785.

If you would like to contact the Company, call Investor Relations at 1-888-478-4738, or send correspondence to, Attn: Investor Relations, PO Box 1988, Minot, North Dakota 58702-1988.

OTHER MATTERS

It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Trustees
Joy S. Newborg Secretary and Associate General Counsel

August 3, 2015
Minot, North Dakota

Upon written request of any shareholder entitled to receive this Proxy Statement, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, including the consolidated financial statements, the notes thereto and financial statement schedules, as filed with the Securities and Exchange Commission. Any such request should be addressed to Joy S. Newborg, Secretary and Associate General Counsel of the Company, at PO Box 1988, Minot, ND 58702-1988. This request must include a representation by the shareholder that as of July 17, 2015, the shareholder was entitled to vote at the Annual Meeting.

Appendix A

INVESTORS REAL ESTATE TRUST

2015 INCENTIVE PLAN

Table of Contents		A-i
ARTICLE I DEFINITIONS		A-1
1.01.	Administrator	A-1
1.02.	Affiliate	A-1
1.03.	Award Agreement	A-1
1.04.	Board	A-1
1.05.	Change in Control	A-1
1.06.	Code	A-3
1.07.	Committee	A-3
1.08.	Common Stock	A-3
1.09.	Company	A-3
1.10.	Consultant	A-3
1.11.	Control Change Date	A-3
1.12.	Exchange Act	A-3
1.13.	Fair Market Value	A-3
1.14.	Incentive Award	A-3
1.15.	Non-employee Trustee	A-3
1.16.	Participant	A-4
1.17.	Partnership	A-4
1.18	Performance Goal	A-4
1.19.	Plan	A-5
1.20.	Stock Award	A-5
1.21.	Stock Unit	A-5
1.22.	Stock Unit Award	A-5
ARTICLE II PURPOSES		A-5
ARTICLE III ADMINISTRATION		A-5
ARTICLE IV ELIGIBILITY		A-6
4.01.	General	A-6
4.02.	Grants	A-6
ARTICLE V STOCK SUBJECT TO PLAN		A-6
5.01.	Shares Issued	A-6
5.02.	Aggregate Limit	A-6
5.03.	Individual Limitations	A-6
5.04.	Share Add-Backs	A-7
ARTICLE VI STOCK AWARDS		A-7
6.01.	Awards	A-7

A-i

6.02.	Vesting	A-7
6.03.	Shareholder Rights	A-7
6.04.	Disposition of Shares	A-8
ARTICLE VII STOCK UNIT AWARDS		A-8
7.01.	Awards	A-8
7.02.	Earning the Award	A-8
7.03.	Payment	A-8
7.04.	Shareholder Rights	A-8
7.05.	Dividend Equivalents	A-8
7.06.	Disposition of Shares	A-9
ARTICLE VIII INCENTIVE AWARDS		A-9
8.01.	Awards	A-9
8.02.	Terms and Conditions	A-9
8.03.	Settlement	A-9
8.04.	Shareholder Rights	A-9
8.05.	Disposition of Shares	A-9
ARTICLE IX ADJUSTMENT UPON CHANGE IN COMMON STOCK		A-9
ARTICLE X CHANGE IN CONTROL		A-10
10.01.	Impact of Change in Control	A-10
10.02.	Assumption Upon Change in Control	A-10
10.03.	Cash-Out Upon Change in Control	A-10
10.04.	Certain Reduction of Parachute Payments	A-11
ARTICLE XI COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES		A-12
ARTICLE XII GENERAL PROVISIONS		A-12
12.01.	Effect on Employment or Service	A-12
12.02.	Unfunded Plan	A-12
12.03.	Transferability	A-12
12.04.	REIT Status	A-13
12.05.	Section 83(b) Elections	A-13
12.06.	Rules of Construction	A-13
12.07.	Employee Status	A-13
12.08.	Withholding Taxes	A-14
12.09.	Return of Awards; Repayment	A-14
ARTICLE XIII AMENDMENT		A-14
ARTICLE XIV DURATION OF PLAN		A-14
ARTICLE XV EFFECTIVE DATE OF PLAN		A-14

A-ii

INVESTORS REAL ESTATE TRUST
2015 INCENTIVE PLAN

ARTICLE I
DEFINITIONS

1.01.      ADMINISTRATOR.

              Administrator means the Board with respect to awards to Non-employee Trustees and in all other instances means the Committee.

1.02.      AFFILIATE.

              Affiliate means, with respect to any entity, any other entity, whether now or hereafter existing, which controls, is controlled by or is under common control with the first entity (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, the term "control" means the ownership, directly or indirectly, of more than 50% of the total combined voting power or value of all classes of shares or interests in an entity or the power to direct the management and policies of an entity, by contract or otherwise.

1.03.      AWARD AGREEMENT.

              Award Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, a Stock Unit Award or an Incentive Award granted to such Participant.

1.04.      BOARD.

              Board means the Board of Trustees of the Company.

1.05.      CHANGE IN CONTROL.

              Change in Control shall mean the occurrence of any of the following events:

              (a)   the acquisition, directly or indirectly, by any "person" or "group" (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) of "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of trustees ("voting securities") of the Company that represent 35% or more of the combined voting power of the Company's then outstanding voting securities, other than

      (i) an acquisition of securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

      (ii) an acquisition of securities by the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the securities of the Company, or

      (iii) an acquisition of securities pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c).

Notwithstanding the foregoing, the following event shall not constitute an "acquisition" by any person or group for purposes of this clause (a): an acquisition of the Company's securities by the Company which causes the Company's voting securities beneficially owned by a person or group to represent 35%

or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 35% or more of the combined voting power of the Company's then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control;

              (b)   individuals who, as of the effective date of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a trustee subsequent to the date hereof whose election by the Company's shareholders, or nomination for election by the Board, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

              (c)   the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

      (i) which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least 50% of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction; and

      (ii) after which no person or group beneficially owns voting securities representing 35% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 35% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

              (d)   approval by the Company's shareholders of a liquidation or dissolution of the Company.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company's shareholders, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company's shareholders.

              In addition, if a Change in Control (as defined in clauses (a), (b), (c) and (d) above) constitutes a payment event with respect to any Stock Award, Stock Unit award or Incentive Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that award on account of a Change in Control unless the event described in clause (a), (b), (c) or (d) above, as applicable, constitutes a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5).

1.06.      CODE.

              Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.07.      COMMITTEE.

              Committee means the Compensation Committee of the Board.

1.08.      COMMON STOCK.

              Common Stock means the common shares of beneficial ownership of the Company, no par value per share.

1.09.      COMPANY.

              Company means Investors Real Estate Trust, a North Dakota real estate investment trust.

1.10.      CONSULTANT.

              Consultant means any individual who (a) renders bona fide services to the Company, the Partnership or an Affiliate of the Company or the Partnership, (b) is not providing those services in connection with the offer or sale of securities in a capital raising transaction and is not directly or indirectly promoting or maintaining a market for the Company's securities and (c) the individual is a natural person who has contracted directly with the Company, the Partnership or an Affiliate of the Company or the Partnership to render such services.

1.11.      CONTROL CHANGE DATE.

              Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.12.      EXCHANGE ACT.

              Exchange Act means the Securities Exchange Act of 1934, as amended.

1.13.      FAIR MARKET VALUE.

              Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported in the Wall Street Journal (or such other source as the Administrator selects) for such date, or if the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded on such exchange.

1.14.      INCENTIVE AWARD.

              Incentive Award means an award granted to a Participant under Article VIII, subject to such terms and conditions as may be prescribed by the Administrator.

1.15.      NON-EMPLOYEE TRUSTEE.

              Non-employee Trustee means a member of the Board who is not an employee of the Company or an Affiliate of the Company.

1.16.      PARTICIPANT.

              Participant means an individual: (a) who is either (i) an employee of the Company, an Affiliate of the Company, the Partnership or an Affiliate of the Partnership, (ii) a member of the Board or (iii) a Consultant; (b) who, in each case, satisfies the requirements of Article IV; and (c) who is selected by the Administrator to receive a Stock Award, a Stock Unit Award or an Incentive Award or a combination thereof.

1.17.      PARTNERSHIP.

              Partnership shall mean IRET Properties, a North Dakota Limited Partnership.

1.18.      PERFORMANCE GOAL.

              Performance Goal shall mean the goals established by the Committee, which may be a condition to the vesting or settlement of all or a portion of an award. Such goals may be based on one or more of the following with respect to the Company, the Partnership, and any Affiliate or any division or operating unit thereof: (1) funds from operations and funds from operations per share and unit; (2) United States generally accepted accounting principles ("GAAP") earnings per share; (3) improvement in economic vacancy or other operational targets; (4) asset growth; (5) pre-tax or after-tax income (before or after allocation of corporate overhead and bonus); (6) net income (before or after taxes); (7) reduction in expenses; (8) pre-tax or after-tax operating income; (9) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interests, taxes, depreciation and amortization); (10) gross revenue; (11) working capital; (12) profit margin or gross profits; (13) Fair Market Value; (14) cash flow or cash flow per share (before or after dividends); (15) cash flow return on investment; (16) return on capital (including return on total capital or return on invested capital); (17) return on assets or net assets; (18) market share; (19) pre-tax or after-tax earnings per share; (20) pre-tax or after-tax operating earnings per share; (21) total stockholder return; (22) growth measures, including revenue growth, as compared with a peer group or other benchmark; (23) economic value-added models or equivalent metrics; (24) comparisons with various stock market indices; (25) improvement in or attainment of expense levels or working capital levels; (26) operating margins, gross margins or cash margins; (27) year-end cash; (28) debt reductions; (29) stockholder equity; (30) regulatory achievements; (31) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel; (32) customer satisfaction; (33) operating efficiency, productivity ratios; or (34) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period). Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, division and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), stockholders' equity and/or shares outstanding, or to assets or net assets. The performance criteria may be stated to satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time). To the extent applicable, the measures used in setting performance criteria set under the Plan for any given performance period shall be determined in accordance with GAAP and in a manner consistent with the methods used in the Company's audited financial statements, without regard to: (i) extraordinary items as determined by the Company's independent public accountants in accordance with GAAP; (ii) changes in accounting, unless, in each case, the Administrator decides otherwise within the applicable period; or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Administrator may provide that such calculation shall be made on the same basis as reflected in a release of the Company's earnings for a previously completed period as specified by the Administrator.

1.19.      PLAN.

              Plan means the Investors Real Estate Trust 2015 Incentive Plan.

1.20.      STOCK AWARD.

              Stock Award means an award of shares of Common Stock granted to a Participant under Article VI, subject to such terms and conditions as may be prescribed by the Administrator. For the avoidance of doubt, the term "Stock Award" does not include shares of Common Stock issued in settlement of a Stock Unit Award or an Incentive Award.

1.21.      STOCK UNIT.

              Stock Unit represents the right to receive one share of Common Stock or an amount based on the value of one share of Common Stock, or a combination of both.

1.22.      STOCK UNIT AWARD.

              Stock Unit Award means an award of Stock Units granted to a Participant under Article VII, subject to such terms and conditions as may be prescribed by the Administrator.

ARTICLE II
PURPOSES

              The Plan is intended to (a) assist the Company and its Affiliates in recruiting and retaining key employees, members of the Board and Consultants; (b) authorize the grant of incentive compensation opportunities for such persons; and (c) encourage such persons to align their interests with those of the Company and its shareholders by enabling such persons to participate in the future success of the Company and its Affiliates. The Plan is intended to permit the grant of Stock Awards, Stock Unit Awards and the grant of Incentive Awards.

ARTICLE III
ADMINISTRATION

              The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Awards, Stock Unit Awards and Incentive Awards upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the transferability or forfeitability of a Stock Award, Stock Unit Award or an Incentive Award, including by way of example and not limitation, conditions on which Participants may defer receipt of benefits under the Plan, requirements that the Participant complete a specified period of employment or service with the Company or an Affiliate of the Company or that the Company achieve a specified level of financial performance. Notwithstanding any such conditions or any provision of the Plan (a) the Committee may accelerate the time at which a Stock Award may become transferable or nonforfeitable or the time at which a Stock Unit Award or an Incentive Award may be settled (i) in connection with a termination of employment or service (including but not limited to death, disability, retirement or involuntary termination) or (ii) if the award has been outstanding for at least one year; and (b) up to 150,000 shares of Common Stock may be issued under the Plan without regard to the preceding clause (a) or the minimum vesting requirements of Sections 6.02, 7.02 or 8.02 (either pursuant to the original terms of the award or acceleration). In addition, the Administrator shall have complete authority to interpret all provisions of this Plan and any award granted under the Plan; to prescribe the form of Award Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Award Agreement, Stock Award, Stock Unit Award or Incentive Award. All expenses of administering this Plan shall be borne by the Company.

              The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV
ELIGIBILITY

4.01.      GENERAL.

              Any Participant is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such individual has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate of the Company.

4.02.      GRANTS.

              The Administrator will designate Participants to whom Stock Awards, Stock Unit Awards and Incentive Awards are to be granted and will specify the number of shares of Common Stock subject to each award or grant. All Stock Awards, Stock Unit Awards and Incentive Awards granted under this Plan shall be evidenced by Award Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt.

ARTICLE V
STOCK SUBJECT TO PLAN

5.01.      SHARES ISSUED.

              Upon the award of shares of Common Stock pursuant to a Stock Award or the settlement of a Stock Unit Award or an Incentive Award, the Company may issue shares of Common Stock from its authorized but unissued Common Stock.

5.02.      AGGREGATE LIMIT.

              The maximum aggregate number of shares of Common Stock that may be issued under this Plan is 4,250,000 shares. The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be subject to adjustment as provided in Article IX and Section 5.04. The grant of a Stock Unit Award shall reduce the shares of Common Stock that remain available for issuance under this Plan on a one-for-one basis but the issuance of Common Stock in settlement of a Stock Unit Award and any related dividend equivalents shall not further reduce the shares of Common Stock that remain available for issuance under the Plan.

5.03.      INDIVIDUAL LIMITATIONS.

              Subject to the limitation set forth in the preceding sections, no individual may, in any calendar year, be granted or awarded (i) Stock Awards and Stock Unit Awards covering more than 500,000 shares of Common Stock or (ii) Incentive Awards that provide for a total payment value (in cash or Common Stock) exceeding $2,000,000. Notwithstanding the preceding sentence, no Participant who is a Non-employee Trustee may, in any calendar year, be granted (i) Stock Awards and Stock Unit Awards covering more than 25,000 shares of Common Stock or (ii) Incentive Awards that provide for a total payment value (in cash or Common Stock) exceeding $200,000. The limitations set forth in this Section 5.03 shall be subject to adjustment as provided in Article IX.

5.04.      SHARE ADD-BACKS.

              If any shares of Common Stock subject to Stock Unit Awards or Stock Awards granted under the Plan are cancelled, forfeited, expire or otherwise terminate without the issuance of such shares of Common Stock, or if any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such award, the shares of Common Stock subject to the award shall, to the extent of such cancellation, forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan.

              In the event that any withholding tax liabilities resulting from an award granted under the Plan are satisfied by the withholding of shares of Common Stock, then the number of shares tendered or withheld shall not be available for future grants of awards. Furthermore, shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards by a company acquired by the Company or an Affiliate of the Company, or with which the Company or an Affiliate of the Company combines, shall not reduce the maximum aggregate number of shares of Common Stock available for issuance under the Plan.

ARTICLE VI
STOCK AWARDS

6.01.      AWARDS.

              In accordance with the provisions of Article IV, and subject to the limitations set forth in Plan Section 5.03, the Administrator shall, on the grant date of the award, designate Participants to whom a Stock Award is to be granted and specify the number of shares of Common Stock covered by such award as well as any terms, conditions and restrictions applicable to such award.

6.02.      VESTING.

              Except as provided in Article III, the Administrator, on the grant date of the award, shall specify to what extent a Participant's rights in the Stock Award shall be forfeitable or otherwise restricted for a stated term or subject to such other terms, conditions and restrictions as set forth in the Award Agreement. By way of example and not of limitation, the restrictions may postpone transferability, vesting or both of the shares until the attainment of performance objectives prescribed by Administrator, including objectives stated with respect to Performance Goals, or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Affiliates before the expiration of a stated term. Except as provided in Article III, the period of restriction until full vesting shall be at least one year.

6.03.      SHAREHOLDER RIGHTS.

              Prior to their forfeiture (in accordance with the terms of the Award Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and to vote the shares; provided, however, that (i) dividends payable on shares of Common Stock subject to a Stock Award that do not become nonforfeitable solely on the basis of continued employment or service shall be accumulated and paid, without interest, when and to the extent that the shares underlying the Stock Award become nonforfeitable; (ii) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award; (iii) the Company shall retain custody of any certificates evidencing shares of Common Stock granted pursuant to a Stock Award; and (iv) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are no longer forfeitable.

6.04.      DISPOSITION OF SHARES.

              A Participant may not sell or otherwise dispose of the shares of Common Stock acquired under a Stock Award except in compliance with the Company's Policy Regarding Share Ownership and Retention, as may be subsequently amended or replaced by a similar policy.

ARTICLE VII
STOCK UNIT AWARDS

7.01.      AWARDS.

              In accordance with the provisions of Article IV and subject to the limitations set forth in Section 5.03, the Administrator shall, on the grant date of the award, designate Participants to whom a Stock Unit Award is to be granted and shall specify the number of Stock Units covered by the award as well as any terms, conditions and restrictions applicable to such award, including whether the Stock Unit Award includes the right to receive dividend equivalents.

7.02.      EARNING THE AWARD.

              Except as provided in Article III, the Administrator, on the grant date of an award, shall specify to what extent the Stock Unit Award will be earned upon the satisfaction of certain requirements as set forth in the Award Agreement. By way of example and not of limitation, the requirements may postpone transferability, vesting or both of the Stock Unit Award until the attainment of performance objectives prescribed by the Administrator, including objectives stated with respect to Performance Goals, or may provide that the Stock Unit Award will be forfeited if the Participant separates from the service of the Company and its Affiliates before the expiration of a stated term. Except as provided in Article III, the period for determining whether such requirements are satisfied shall be at least one year.

7.03.      PAYMENT.

              In the discretion of the Administrator, the amount payable when a Stock Unit Award is earned may be settled in cash, in shares of Common Stock or a combination thereof. A fractional share shall not be deliverable when a Stock Unit Award is earned, but a cash payment will be made in lieu thereof.

7.04.      SHAREHOLDER RIGHTS.

              No Participant shall, as a result of receiving a Stock Unit Award, have any rights as a shareholder of the Company until, and then only to the extent that, the Stock Unit Award is earned and Common Stock is issued in settlement of the Stock Unit Award. After a Stock Unit Award is earned and settled by the issuance of Common Stock, a Participant will have all the rights of a shareholder as to such shares of Common Stock as described in Section 6.03.

7.05.      DIVIDEND EQUIVALENTS.

              The Administrator may, at the time of grant of any Stock Unit Award, include as a part of such award an entitlement to receive a payment (in cash, Common Stock, or combination thereof) equal to the ordinary cash dividends that are payable with respect to the number of shares of Common Stock covered by the award, subject to such terms, conditions, restrictions and/or limitations, if any, as the Administrator may establish. Notwithstanding the preceding sentence, dividend equivalents payable on a Stock Unit Award that does not become nonforfeitable solely on the basis of continued employment or service shall be accumulated and paid, without interest, when and to the extent that the Stock Units underlying the Stock Unit Award become nonforfeitable.

7.06.      DISPOSITION OF SHARES.

              A Participant may not sell or dispose of the shares of Common Stock issued in settlement of a Stock Unit Award except in compliance with the Company's Policy Regarding Share Ownership and Retention, as may be subsequently amended or replaced by a similar policy

ARTICLE VIII
INCENTIVE AWARDS

8.01.      AWARDS.

              In accordance with the provisions of Article IV and subject to the limitations set forth in Section 5.03, the Administrator shall designate Participants to whom an Incentive Award is to be granted for incentive compensation opportunities, and shall specify any terms, conditions and restrictions applicable to such award.

8.02.      TERMS AND CONDITIONS.

              Except as provided in Article III, the Administrator, on the grant date of an award, shall specify the terms and conditions which govern the award. Such terms and conditions may include, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or an Affiliate of the Company or that the Company, an Affiliate of the Company, or the Participant attain stated objectives or goals, including objectives stated with respect to Performance Goals, as a condition to earning an Incentive Award. Except as provided in Article III, the period for determining whether such terms and conditions are satisfied shall be at least one year.

8.03.      SETTLEMENT.

              An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common stock or a combination of both, as determined by the Committee.

8.04.      SHAREHOLDER RIGHTS.

              No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of Common Stock.

8.05.      DISPOSITION OF SHARES.

              A Participant may not sell or dispose of the shares of Common Stock issued in settlement of an Incentive Award except in compliance with the Company's Policy Regarding Share Ownership and Retention, as may be subsequently amended or replaced by a similar policy

ARTICLE IX
ADJUSTMENT UPON CHANGE IN COMMON STOCK

              The maximum number of shares as to which Stock Awards, Stock Unit Awards and Incentive Awards may be granted under this Plan, the individual grant limitations set forth in Section 5.03, and the terms of outstanding Stock Awards, Stock Unit Awards and Incentive Awards shall be adjusted as the Board shall determine to be equitably required in the event that (a) the Company (i) effects one or more nonreciprocal transactions between the Company and its shareholders such as stock dividends, stock split-ups, subdivisions or consolidations of shares or extraordinary dividend; or (ii) engages in a transaction to which Section 424 of the Code applies; or (b) there occurs any other event which, in the judgment of the Board is equitably required. Any determination made under this Article IX by the Board shall be final and conclusive.

              The issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Stock Awards, Stock Unit Awards and Incentive Awards may be granted, the terms of outstanding Stock Awards, Stock Unit Awards or Incentive Awards, or the individual limitations set forth in Section 5.03.

              The Administrator may grant Stock Awards and Stock Unit Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate of the Company in connection with a transaction described in the first paragraph of this Article IX. Notwithstanding any provision of the Plan, the terms of such substituted Stock Awards and Stock Unit Awards shall be as the Administrator, in its discretion, determines is appropriate.

ARTICLE X
CHANGE IN CONTROL

10.01.    IMPACT OF CHANGE IN CONTROL.

              Unless an outstanding award is assumed in accordance with Section 10.02, and notwithstanding Sections 6.02, 7.02 and 8.02 to the contrary, upon a Control Change Date, the Administrator is authorized to provide that (i) a Stock Award shall be transferable and nonforfeitable; (ii) a Stock Unit Award shall be earned in its entirety and converted into a transferable and nonforfeitable shares of Common Stock; and (iii) an Incentive Award shall be earned, in whole or in part, in accordance with the terms of the applicable Award Agreement.

10.02.    ASSUMPTION UPON CHANGE IN CONTROL.

              In the event of a Change in Control, the Administrator, in its discretion and without the need for a Participant's consent, may provide that an outstanding Stock Award, Stock Unit Award or Incentive Award shall be assumed by, or a substitute award shall be granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Stock Award, Stock Unit Award or Incentive Award being assumed or substituted. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original award as the Administrator determines is equitably required and such other terms and conditions as may be prescribed by the Administrator.

10.03.    CASH-OUT UPON CHANGE IN CONTROL.

              Unless an outstanding award is assumed in accordance with Section 10.02, and notwithstanding Sections 6.02, 7.02 and 8.02 to the contrary, in the event of a Change in Control, the Administrator, in its discretion and without the need of a Participant's consent, may provide that each Stock Award and Stock Unit Award shall be cancelled in exchange for a payment. The medium of payment shall be cash, shares of Common Stock or other securities as received by Company shareholders in the Change in Control transaction. The amount of the payment for each share of Common Stock subject to the Stock Award or Stock Unit Award shall be an amount that is equal to the price per share received by shareholders for each share of Common Stock in the Change in Control transaction.

10.04.    CERTAIN REDUCTION OF PARACHUTE PAYMENTS.

              In connection with a Change in Control, the benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as "Payments"), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 10.04, the Parachute Payments will be reduced pursuant to this Section 10.04 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

              The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant's total Parachute Payments.

              The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the "Capped Payments"). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

              The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) and then by reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

              As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 12.09, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 10.04 ("Overpayments"), or that additional amounts should be paid or distributed to the Participant under this Section 10.04 ("Underpayments"). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

              For purposes of this Section 10.04, the term "Accounting Firm" means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 10.04, the term "Net After Tax Amount" means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 10.04, the term "Parachute Payment" means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

              Nothing in this Section 10.04 shall limit or otherwise supersede the provisions of any other agreement or plan which provides that a Participant cannot receive Payments in excess of the Capped Payments.

ARTICLE XI
COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

              No Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or a Stock Unit Award or Incentive Award is settled may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XII
GENERAL PROVISIONS

12.01.    EFFECT ON EMPLOYMENT OR SERVICE.

              Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate of the Company or in any way affect any right and power of the Company or an Affiliate of the Company to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

12.02.    UNFUNDED PLAN.

              The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

12.03.    TRANSFERABILITY.

              Except as set forth in the applicable Award Agreement, all awards under the Plan shall be nontransferable except by will or the laws of descent and distribution. No right of a Participant in any award under the Plan shall be liable for, or subject to, any lien, obligation or liability of such Participant.

12.04.    REIT STATUS

              The Plan shall be interpreted and construed in a manner consistent with the Company's status as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a "REIT"). No award shall be granted or awarded, and with respect to any award granted under the Plan, such award shall not vest or be settled (i) to the extent that the grant, vesting or settlement would cause the Participant or any other person to be in violation of the stock ownership limit or any other limitation on ownership or transfer prescribed by the Company's charter or other governing documents; or (ii) if in the discretion of the Administrator, the grant, vesting or settlement of the award could impair the Company's status as a REIT.

12.05.    SECTION 83(b) ELECTIONS

              No Participant may make an election under Section 83(b) of the Code with respect to the grant, vesting or settlement of an award under the Plan without the written consent of the Company, which consent may be granted or withheld in the sole discretion of the Company.

12.06.    RULES OF CONSTRUCTION.

              Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

              All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code ("Section 409A"), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Plan and all Award Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Plan or any Award Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant's consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an award granted under this Plan shall be treated as a separate identified payment for purposes of Section 409A.

              If a payment obligation under an award or an Award Agreement arises on account of the Participant's termination of employment and such payment obligation constitutes "deferred compensation" (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Participant's "separation from service" (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a "specified employee" (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant's separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant's estate following the Participant's death.

12.07.    EMPLOYEE STATUS.

              In the event that the terms of any Stock Award, Stock Unit Award or Incentive Award provide that Common Stock may be issued or the Common Stock underlying the award becomes transferable and nonforfeitable thereunder or the payment of such award becomes payable thereunder only if the Participant completes a stated period of employment or continued service, the Administrator shall decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

12.08.    WITHHOLDING TAXES.

              Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Award Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of a Stock Unit Award or Incentive Award) or a cash equivalent acceptable to the Committee. Except to the extent prohibited by Treasury Regulation Section 1.409A-3(j), any withholding tax obligations may also be satisfied by surrendering shares of Common Stock to the Company, by withholding or reducing the number of shares of Common Stock otherwise issuable to the Participant upon the settlement of a Stock Unit Award or the grant or vesting of a Stock Award, but only up to the minimum required tax withholding rate, or by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the date the Stock Award vests or the date the Stock Unit Award or Incentive Award is earned, as applicable.

12.09.    RETURN OF AWARDS; REPAYMENT.

              Each Stock Award, Stock Unit Award and Incentive Award granted under this Plan is subject to the condition that the Company may require that such award be returned, and that any payment made with respect to such award must be repaid, if such action is required under the terms of any Company recoupment or "clawback" policy as in effect on the date that the payment was made, on the date the award was granted or the date the Stock Award, Stock Unit Award or Incentive Award became vested or earned.

ARTICLE XIII
AMENDMENT

              The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment materially increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an adjustment pursuant to Article IX), (ii) the amendment materially increases the benefits accruing to Participants under the Plan, (iii) the amendment materially changes the class of individuals eligible to become Participants or (iv) the amendment is required to be approved by shareholders by the requirements of applicable law or under the New York Stock Exchange's shareholder approval rules. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Stock Award, Stock Unit Award or Incentive Award outstanding at the time such amendment is made.

ARTICLE XIV
DURATION OF PLAN

              No Stock Award, Stock Unit Award or Incentive Award may be granted under this Plan after June 23, 2025. Awards granted on or before such date shall remain subject to their terms notwithstanding the expiration of the Plan.

ARTICLE XV
EFFECTIVE DATE OF PLAN

              Stock Awards, Stock Unit Awards and Incentive Awards may be granted under this Plan upon the Plan's approval by a majority of the votes cast by the Company's shareholders, voting either in person or by proxy, at a duly held shareholders' meeting within twelve months of its adoption by the Board.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. INVESTORS REAL ESTATE TRUST 1400 31ST AVE SW SUITE 60 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. MINOT, ND 58701-6965 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Trustees recommends you vote FOR the following: 1. 01 Election of Trustees Jeffrey P. Caira For 0 0 0 0 0 0 0 0 0 For 0 Against 0 0 0 0 0 0 0 0 0 Against 0 Abstain 0 0 0 0 0 0 0 0 0 Abstain 0 02 Linda J. Hall For 0 0 Against 0 0 Abstain 0 0 03 Terrance P. Maxwell 3. APPROVAL OF THE 2015 INCENTIVE AWARD PLAN. 04 Timothy P. Mihalick 4. RATIFICATION OF SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING APRIL 30, 2016. 05 Jeffrey L. Miller 06 Pamela J. Moret NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 07 Stephen L. Stenehjem 08 John D. Stewart 09 Jeffrey K. Woodbury The Board of Trustees recommends you vote FOR proposals 2, 3. and 4. 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000253235_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . The Investors Real Estate Trust 45th Annual Meeting of Shareholders will be held on September 15, 2015, at 9:00 a.m. CDT at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, 58703 This proxy is Solicited on Behalf of the Board of Trustees. The undersigned holder of Common Shares of Beneficial Interest of INVESTORS REAL ESTATE TRUST, a North Dakota Real Estate Investment Trust ("IRET"), hereby appoints Jeffrey L. Miller, Joy S. Newborg and John D. Stewart, and each of them (the "Representatives"), the true and lawful proxies of the undersigned, with the full power of substitution, to vote on behalf of the undersigned all Common Shares of Beneficial interest of IRET which the undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders of IRET to be held at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, on September 15, 2015, at 9:00 a.m., CDT, or any adjournment thereof, in the manner hereafter indicated. In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN, BUT IF SUCH INSTRUCTIONS ARE NOT MARKED HEREIN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED FOR ELECTION AS TRUSTEES, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, FOR APPROVAL OF THE 2015 INCENTIVE AWARD PLAN AND FOR RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING, IN THE DISCRETION OF THE PROXY HOLDERS, ALL IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT OF IRET, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED. This Proxy may be revoked at any time before it is voted at the meeting by delivering written notice of revocation to IRET. Continued and to be signed on reverse side 0000253235_2 R1.0.0.51160